UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant	☒	Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Independence Contract Drilling, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 22, 2022

TO OUR STOCKHOLDERS:

The 2022 Annual Meeting of Stockholders of Independence Contract Drilling, Inc. (the “Annual Meeting”) will be held at our principal executive offices, located at 20475 State Highway 249, First Floor Auditorium, Houston, Texas 77070 on Wednesday, June 8, 2022, at 8:00 a.m., Central Time.

The attached Notice of Annual Meeting of Stockholders (the “Notice”) and Proxy Statement provide information concerning the matters to be considered at the Annual Meeting.

Your vote is important, and we encourage you to vote even if you are unable to attend the Annual Meeting. You may vote by internet or by telephone using the instructions on the Notice or by signing and returning the proxy card in the postage pre-paid envelope provided for your convenience. You may also attend and vote at the Annual Meeting in person.

Sincerely,

Daniel McNease	J. Anthony Gallegos, Jr.
Chairman of the Board	Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF INDEPENDENCE CONTRACT DRILLING, INC.

April 22, 2022

To the Stockholders of Independence Contract Drilling, Inc.:

Notice is hereby given that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Independence Contract Drilling, Inc. (the “Company” or “ICD”) will be held on Wednesday, June 8, 2022, at 8:00 a.m., Central Time, at 20475 State Highway 249, First Floor Auditorium, Houston, Texas, 77070.

At the 2022 Annual Meeting, stockholders of the Company (the “Stockholders”) will be asked to:

1.	Elect six directors to the board of directors of the Company to serve until the 2023 Annual Meeting of Stockholders;
2.	Approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement (the “Say-on-Pay Proposal”);
3.	Approve an amendment to our Amended and Restated Certificate of Incorporation, as amended to date (the “Restated Certificate of Incorporation”) to increase the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) authorized for issuance from 50 million to 250 million (the “Charter Amendment Proposal”);
4.	Approve an amendment to our 2019 Omnibus Incentive Plan (the “2019 Plan”) to increase the number of shares of Common Stock authorized for issuance under the 2019 Plan by 4,300,000 shares (the “LTIP Proposal”);
5.	Approve, in accordance with Section 312.03 of The New York Stock Exchange Listed Company Manual, the issuance of up to 64,045,085 shares of Common Stock (subject to adjustment for stock dividends, splits and recapitalizations, etc., pro rata based on any subsequent changes to the applicable conversion rate under the Indenture) upon conversion of any convertible secured PIK toggle notes due 2026 (the “Notes”) issued under the Indenture, dated as of March 18, 2022 (the “Indenture”), with U.S. Bank Trust Company, National Association as trustee and collateral agent (the “Share Issuance Proposal”);
6.	Ratify the appointment of BDO USA, LLP as the Company’s Independent Registered Public Accounting Firm for 2022 (the “Auditor Proposal”); and
7.	Transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the meeting.

Only Stockholders of record at the close of business on April 14, 2022 are entitled to notice of and to vote at the Annual Meeting. A list of Stockholders will be available commencing ten days prior to the date of the Annual Meeting and may be inspected at our principal executive offices during normal business hours. The list of Stockholders also will be available for review at the Annual Meeting. If there are not sufficient votes for a quorum or to approve the items of business at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

The proxy materials include this Notice, the Proxy Statement, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “Annual Report”) and the enclosed proxy card. We encourage you to read the Annual Report as it includes our audited financial statements and other important information about our business.

Your vote is important. Even if you plan to attend the Annual Meeting, please vote by mail or through the telephone or internet voting systems. Specific directions for submitting your vote by mail or through the telephone or internet are included in the accompanying Proxy Statement and on the accompanying proxy card. Even if you have submitted your proxy, you may still vote in person if you attend the Annual Meeting.

Sincerely,

Philip A. Choyce
Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2022

The Notice of Annual Meeting of Stockholders, Proxy Statement for the Annual Meeting and the Annual Report

on Form 10-K for the fiscal year ended December 31, 2021 are available at http://www.viewproxy.com/ICDrilling/2022.

INDEPENDENCE CONTRACT DRILLING, INC.

20475 State Highway 249, Suite 300

Houston, TX 77070

PROXY STATEMENT

This Proxy Statement contains information related to the Independence Contract Drilling, Inc. 2022 Annual Meeting of Stockholders (the “Annual Meeting”). In this Proxy Statement, we refer to the Board of Directors of Independence Contract Drilling, Inc. as the “Board” and to Independence Contract Drilling, Inc. as the “Company,” “ICD,” “we,” “us,” and like terms.

We are furnishing the Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card, together with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (collectively the “Proxy Materials”), in connection with the solicitation of proxies by the Board for use at the Annual Meeting.

The Proxy Materials are being mailed together on or about April 22, 2022 to each of our stockholders entitled to notice of and to vote at the Annual Meeting.

2022 ANNUAL MEETING DATE AND LOCATION

The Annual Meeting will be held at 20475 State Highway 249, First Floor Auditorium, Houston, Texas 77070, on Wednesday, June 8, 2022, at 8:00 a.m., Central Time, or at such other time and place to which the Annual Meeting may be postponed or adjourned. References in this Proxy Statement to the “Annual Meeting” also refer to any adjournments, postponements, or changes in location of the Annual Meeting, to the extent applicable.

ABOUT THE ANNUAL MEETING

What is the purpose of the 2022 Annual Meeting of Stockholders?

At the Annual Meeting, our stockholders will be asked to consider and vote upon the following six proposals:

(1) the election of six directors to serve until the Company’s 2023 Annual Meeting of Stockholders;

(2) the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement (the “Say-on-Pay Proposal”);

(3) an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended to date (the “Restated Certificate of Incorporation”) to increase the number of shares of Common Stock authorized for issuance from 50 million to 250 million (the “Charter Amendment Proposal”);

(4) an amendment to the Company’s 2019 Omnibus Incentive Plan (the “2019 Plan”) to increase the number of shares of Common Stock authorized for issuance under such plan by 4.3 million shares (the “LTIP Proposal”);

(5) approval, in accordance with Section 312.03 of The New York Stock Exchange Listed Company Manual, the issuance of up to 64,045,085 shares of Common Stock (subject to adjustment for stock dividends, splits and recapitalizations, etc., pro rata based on any subsequent changes to the applicable conversion rate under the Indenture) upon conversion of any convertible secured PIK toggle notes due 2026 (the “Notes”) issued under the Indenture, dated as of March 18, 2022 (the “Indenture”), with U.S. Bank Trust Company, National Association as trustee and collateral agent (the “Share Issuance Proposal”); and

(6) the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2022 (the “Auditor Proposal”).

In addition, you will be asked to consider and vote upon any other matters that may properly come before the Annual Meeting.

Why did I receive these Proxy Materials?

You received these Proxy Materials from us in connection with the solicitation by the Board of proxies to be voted at the Annual Meeting because you owned shares of our Common Stock at the close of business on April 14, 2022. We refer to this date as the “Record Date.”

This Proxy Statement contains important information for you to consider when deciding how to vote your shares at the Annual Meeting. Please read this Proxy Statement carefully.

What is the Refinancing Transaction, and how does it impact the proposals at the Annual Meeting?

In this Proxy Statement, we refer to the “Refinancing Transaction.”  The “Refinancing Transaction” refers to the refinancing and replacement of our prior term loan through the issuance of $157.5 million of Notes on March 18, 2022 (the “Issue Date”).  We believe the Refinancing Transaction was extremely important for the Company and our stockholders because it removed significant balance sheet risk associated with the pending 2023 maturity under the prior term loan and provided immediate access to capital not previously available to us to begin reactivating rigs into what we believe is a highly constructive market for our rigs.

In order to realize the most significant benefits from the Refinancing Transaction and to execute the Company’s business plan to reactivate additional drilling rigs, the Board believes it is important that both the Charter Amendment Proposal and the Share Issuance Proposal be approved at the Annual Meeting.

The following summarizes the three most important benefits of the Refinancing Transaction that are contingent upon approval of the Charter Amendment Proposal and the Share Issuance Proposal:

●	Additional Liquidity Through PIK Option. We have the option to pay interest in kind (“PIK interest”) under the Notes. The Company’s option to pay PIK interest during the entire term of the Notes is extremely important because this new liquidity source is a material component of the planned financing for our rig reactivation strategy that we believe is important to preserve and grow value for our stockholders. Current market conditions for our pad-optimal, super-spec rigs are extremely strong, and supply and demand fundamentals for oil and natural gas are very constructive. We currently plan to reactivate three additional rigs by the end of 2022, and we will look to reactivate four additional rigs during 2023. After that, we have eight additional unmarketed rigs that we could consider reactivating depending upon market conditions.

Approval of both the Charter Amendment Proposal and the Share Issuance Proposal is critically important for the Company to realize the benefits from this PIK interest option under the Notes.  If both proposals are approved, the PIK interest rate will be reduced materially from the Secured Overnight Financing Rate plus 0.10% (“SOFR”) (with a floor of 1.0%) plus 14.0% to SOFR plus 9.5%.  This interest rate reduction could save the Company up to $37.4 million of interest expense over the term of the Notes.  Our ability to PIK interest over the entire term of the Notes, rather than only 18 months, is also contingent on both of these proposals being approved at the Annual Meeting.

Failure to approve either of the Charter Amendment Proposal or the Share Issuance Proposal will materially impair our ability to execute our planned rig reactivation strategy.

●	Additional Liquidity Through $7.5 Million of Additional Notes. We have the option to issue an additional $7.5 million principal amount of Notes under the Indenture. This additional source of capital will only be available to us if both the Charter Amendment Proposal and the Share Issuance Proposal are approved at the Annual Meeting. We would consider additional Notes for additional cash funding if it would assist us in accelerating our rig reactivation program and other sources of capital were not available to us on more favorable terms. The current Note holders are not required to purchase additional Notes if requested by us; however, given the financial returns we expect to realize on future rig reactivations, we believe this is a viable alternative source of capital that may assist us in executing our business plans.

We will not have the option to access this additional source of liquidity unless both the Charter Amendment Proposal and the Share Issuance Proposal are approved at the Annual Meeting.

●	Company’s Right to Redeem Up to $50 Million of Notes. Under the Indenture, the Company has the right over the 18 months following the Issue Date to redeem up to an aggregate of $50 million principal amount of Notes from proceeds of the sale of Common Stock at or above the then-applicable conversion price of the Notes. This potential redemption of Notes is important to us and our stockholders because it would reduce our overall debt and interest expense. More specifically, during the first six months immediately following the Issue Date, we have the right to redeem up to $25 million of Notes at 105% plus accrued interest; and during the period between the first six months and 18 months from the Issue Date, we have the right to redeem up to an additional $25 million of Notes at 104% plus accrued interest.

We will not be able to exercise this redemption right unless the Charter Amendment Proposal is approved at the Annual Meeting.

Why am I being asked to vote on Proposal 3: the Charter Amendment Proposal?

You are being asked to vote on the Charter Amendment Proposal because the Company has minimal unreserved shares of Common Stock available for issuance under our current Restated Certificate of Incorporation.  This has a material negative impact on the Company’s ability to execute its business plan and take advantage of opportunities for our stockholders that may become available to us in the form of stock splits, stock dividends or strategic consolidating transactions.  In addition, as noted above, the most important benefits of the Refinancing Transaction and the execution of our rig reactivation plans require approval of the Charter Amendment Proposal.

Currently, the Company has 50 million shares of Common Stock authorized for issuance under the current Restated Certificate of Incorporation, of which 13,617,005 are currently outstanding, 31,065,089 are currently reserved for issuance under the Notes, and 100,583 are reserved for issuance under the Company’s current 2019 Plan.  Therefore, only 5,217,323 shares of our Common Stock remain available and unreserved for future issuance, which provides no flexibility to our Board to manage the capital structure of the Company or take advantage of strategic opportunities for the benefit of the Company and our stockholders.

The following summarizes the most important reasons why approval of the Charter Amendment Proposal is so important for us and our stockholders:

●	Approval of the Charter Amendment Proposal is Necessary to Realize the Full Benefits of the Refinancing Transaction and for the Company to Execute Its Rig Reactivation Program and Business Plans. As noted above, approval of the Charter Amendment Proposal is necessary for us to be able to realize some of the most important benefits of the Refinancing Transaction, including (i) the ability to PIK interest at a lower rate throughout the term of the Notes and (ii) the ability of the Company to issue, at the Company’s option, up to $7.5 million of additional Notes. Our ability to reactivate additional rigs, which is an integral part of our long-term business plan, will be materially impaired if we do not have access to these liquidity enhancing features that require approval of the Charter Amendment Proposal.

●	Approval of the Charter Amendment Will Permit the Company to Pursue Redemption of Notes and Provide More Flexibility to Refinance the Notes at Their Maturity. As noted above, the Company has the option to redeem up to $50 million of Notes over the 18-month period following the Issue Date. Redemptions are required to be funded through sales of Common Stock at prices equal to exceeding the conversion price under the Notes. We believe this is a valuable opportunity to reduce overall leverage and interest expense. We will not be able to pursue this opportunity unless the Charter Amendment Proposal is approved.
●	Approval of the Charter Amendment is Very Important for the Company to be able to Consider Future Strategic Acquisitions and Mergers. We believe that consolidation in our industry over the next several years is likely to occur as land drilling contractors seek to maximize efficiencies and value for their stakeholders. We believe there are several smaller competitors operating pad-optimal, super-spec rigs in our target markets of Texas, Louisiana and New Mexico, that could be consolidating or acquisition candidates for us.

Although we cannot guarantee or predict if any such consolidating opportunities will become available or will be executed, we may not be able to consider any such strategic consolidating opportunities unless the Charter Amendment Proposal is approved at the Annual Meeting.

●	Approval of the Charter Amendment is Necessary in Order for the Company to Continue Its Stock-Based Long-Term Incentive Plan Program for Its Executives and Managers. Because we currently have so few shares available for issuance under our Restated Certificate of Incorporation, we will not be able to maintain a stock-based long-term incentive program for our executives and managers unless the Charter Amendment Proposal is approved at the Annual Meeting. We believe maintaining such a program is very important not only for recruiting and maintaining executive talent but also for aligning compensation with the interests of our stockholders.
●	Approval of the Charter Amendment is Necessary for the Board of Directors to Consider Stock Dividends and Stock Splits in the Future. Because we currently have so few shares available for issuance under our Restated Certificate of Incorporation, our Board will not be able to consider stock dividends or stock splits that could be important for our stockholders in the future if the market for our contract drilling services continues to improve and oil and natural gas market fundamentals remain constructive.

Why am I being asked to vote on Proposal 4: the LTIP Proposal?

We currently have only 60,683 shares available for future issuance under the 2019 Plan.  The LTIP Proposal allows our Board to continue the Company’s LTIP program.   We believe maintaining such a program is very important not only for recruiting and maintaining executive talent but also for aligning compensation with the interests of our stockholders.

Why am I being asked to vote on Proposal 5: the Share Issuance Proposal?

You are being asked to approve the Share Issuance Proposal because it is necessary for us to realize the full benefits of the Refinancing Transaction, which we believe is very important for maintaining and increasing stockholder value.  When voting for approval of the Share Issuance Proposal, you will be approving the issuances of additional shares of Common Stock upon conversion of the Notes (compared to existing terms of the Notes and the Indenture), including in connection with (i) a reduction in the applicable conversion price under the Notes from $5.07 to $4.51 per share (based on an increase in the applicable conversion rate), (ii) shares of Common Stock issuable under additional PIK notes issuable during the full term of the Notes, and (iii) conversions of Notes at the option of the Company in connection with a “Qualified Merger Conversion” (as described further herein).

Upon approval of the Share Issuance Proposal, the Company will receive various benefits, including the following items that we consider very valuable to us and our stockholders: (i) a reduction in the PIK interest rate from SOFR + 14.0% to SOFR + 9.5%, (ii) the right to PIK interest through the entire term of the Notes and (iii) the ability to issue, at the Company’s option, up to $7.5 million of additional Notes.

We believe approval of the Share Issuance Proposal is very important to the Company and in the best interests of our stockholders for the following reasons:

●	Approval of the Share Issuance Proposal Permits the Company to Execute Its Rig Reactivation Plans. We currently have plans to reactivate three additional rigs during the remainder of 2022 and will look to reactivate four additional rigs during 2023. At current dayrates, all of these rig reactivations provide very attractive paybacks compared to the reactivation costs. We also have eight additional rigs that are not currently marketed that we can consider reactivating if market conditions continue to be constructive. We currently estimate our next seven rig reactivations require capital expenditures ranging between $3.5 million to $5.5 million, assuming no future inflationary cost impacts. The approval of the Share Issuance Proposal provides us liquidity that is very important in order for the Company to pursue these seven rig reactivations over the remainder of 2022 and 2023.
●	The Interest Savings from the Reduction in the PIK Interest Rate Far Exceeds the Value of Decreasing the Conversion Price under the Notes. Following approval of the Share Issuance Proposal and the Charter Amendment Proposal, the PIK interest rate under the Notes will reduce from SOFR + 14.0% to SOFR + 9.5%. The value of this potential interest savings far outweighs any negative impact from the reduction in the conversion price under the Notes. For instance, the potential interest savings from the reduction in the PIK interest rate would exceed $37 million over the term of the Notes. By comparison, the reduction in the conversion price will result in potential dilution of only approximately 3,857,306 shares. This would equate to approximately a $9.60 interest savings benefit to the Company for each additional share issued as a result of the reduction in conversion price, which is more than twice the market price for our Common Stock as of the Record Date.
●	The Lower Conversion Price Remains at a Premium to the Company’s 30-Day and 60-Day Average Stock Prices. The lower effective conversion price of $4.51 still represents a premium of 11% to the Company’s 60-day average closing price as of April 19, 2022 and represents a 20% premium to the Company’s 60-day average closing price on the issuance date for the Notes.

Will all of the shares being reserved for issuance in connection with the Share Issuance Proposal be issued?

The 64,045,085 shares of Common Stock (subject to adjustment for stock dividends, splits and recapitalizations, etc., pro rata based on any subsequent changes to the applicable conversion rate under the Indenture) being reserved for issuance following approval of the Share Issuance Proposal (the “Maximum Share Reservation”) represents the maximum number of shares that the Company estimates could be issued upon conversion of the Notes; however, it does not necessarily represent the Company’s expectations in this regard.   For example, the Maximum Share Reservation is based upon the following factors that may not actually occur:

●	The Maximum Share Reservation Assumes the Company Elects to Issue $7.5 Million of Additional Notes. The Maximum Share Reservation assumes that the Company will exercise the option to issue up to an additional $7.5 million of Notes.
●	The Maximum Share Reservation Assumes the Company Elects to PIK Interest for the Entire Term of the Notes. The Maximum Share Reservation assumes that the Company will PIK interest for the entire term of the Notes. The Company currently estimates that it will PIK interest for the first two years following issuance of the Notes, and any election to PIK interest thereafter will be based upon market conditions and liquidity needs, in particular, if the Company decided to reactivate additional rigs over and above the seven rig reactivations it would like to reactivate during 2022 and 2023.
●	The Maximum Share Reservation Assumes the PIK Interest Rate Over the Entire Term of the Notes is 14.5%, Which Significantly Exceeds the Current PIK Interest Rate that will be in Effect Following Approval of the Share Issuance Proposal. The PIK Interest rate under the Notes is variable in that it is based upon the SOFR rate in effect if and when the Company elects to PIK interest. Following approval of the Share Issuance Proposal, the PIK interest rate under the Notes will fall to SOFR + 9.5%, subject to a SOFR floor of 1.0%. As of April 6, 2022, SOFR was 0.40% (a Secured Overnight Financing Rate of 0.3% plus 0.1%), substantially below the current 1.0% floor. Thus, the current PIK interest rate in effect, assuming approval of the Share Issuance Proposal, would be 10.5%. However, when calculating the Maximum Share Reservation, the Company assumed a PIK Interest Rate throughout the entire term of the Notes of 14.5%, substantially above the current prevailing rate of 10.5%

following approval of the Share Issuance Proposal, which the Company believes would require a very material increase in SOFR rates over the term of the Notes in order to come to fruition.
●	The Maximum Share Reservation Assumes Holders of the Notes Elect to Convert All or Part of the Notes Held by Them. Except in connection with a Qualified Merger Conversion, conversion of the Notes is at the option of the holders. The Maximum Share Reservation assumes 100% of the Notes are converted by the holders on or prior to maturity of the Notes, which may not occur.

The following table summarizes (assuming the Share Issuance Proposal is approved) the total number of shares of Common Stock that would be issued upon conversion of the Notes at maturity at the option of the holders based upon current SOFR rates and whether the Company elects to issue additional Notes or PIK interest for two years or the entire term of the Notes.

	Shares Issuable		Shares Issuable		Shares Issuable
	Upon		Upon		Upon
	Conversion: No	Shares Issuable	Conversion:	Shares Issuable	Conversion:
Shares Issuable	PIK Interest	Upon	Two Year	Upon	PIK Interest
Upon	Elected	Conversion:	PIK Interest	Conversion:	Elected Entire
Conversion:	Assuming	Two Year	Assuming	PIK Interest	Term Assuming
No PIK Interest	$7.5 Million	PIK Interest	$7.5 Million	Elected	$7.5 Million
Elected(1)	Additional Notes(1)	Elected(1)	Additional Notes(1)	Entire Term(1)	Additional Notes(1)
34,922,395	36,585,366	42,854,105	44,894,777	52,587,297	55,091,454

(1)	Calculated using PIK Interest Rate equal to 10.5% (calculated as SOFR + 9.5%, utilizing a 1% SOFR floor required by the Indenture governing the Notes).

Do I have to vote the same way on all proposals, or can I vote differently for the various proposals? Is approval of any of the proposals contingent upon approval of any of the other proposals on the ballot?

No.  You do not have to vote the same way on all of the proposals.  You can vote “For” or “Against” each proposal in your discretion.  For example, you can vote “For” the approval of the Charter Amendment Proposal but “Against” the LTIP Proposal or the Share Issuance Proposal.

Some of the proposals on the ballot are contingent upon the approval of other proposals on the ballot as follows:

●	Proposal 1: Election of Directors, Proposal 2: Say-on-Pay, Proposal 3: Charter Amendment Proposal: and Proposal 6: Auditor Proposal: None of the approvals for these proposals are contingent upon the approval of any other proposal. You can vote “For” or “Against” any of these proposals, and it will not impact the results for any of the other proposals on the ballot.
●	However, each of Proposal 4: the LTIP Proposal, and Proposal 5: the Share Issuance Proposal, is contingent upon the approval of the Charter Amendment Proposal. Thus, if you decide to vote against the Charter Amendment Proposal, it will negatively impact whether the LTIP Proposal or the Share Issuance Proposal is effective for its intended purpose.

Who has agreed to vote in favor of the Proposals at the Annual Meeting?

We have entered into a Voting and Support Agreement (the “Voting and Support Agreement”) with William Monroe,  MSD Partners, L.P. (“MSD Partners”), Glendon Capital Management L.P. (“GCM”), and certain officers and directors of the Company (severally and not jointly) whereby each party has agreed to vote the shares of Common Stock held by each such stockholder of their affiliates in favor of the Charter Amendment Proposal, the Share Issuance Proposal and the LTIP Proposal.  As of the Record Date, these stockholders owned an aggregate of approximately 36.5% of the outstanding shares of the Common Stock that can be voted at the Annual Meeting.

What is the effect of the Refinancing Transaction on actions being taken at the Annual Meeting?

In connection with the Refinancing Transaction, we entered into a subscription agreement with affiliates of MSD Partners. and an affiliate of GCM (the “Subscription Agreement”) for the placement of $157.5 million aggregate principal amount of Notes, which Notes were issued pursuant to the Indenture.

The Indenture requires the Company to submit the Charter Amendment Proposal and the Share Issuance Proposal to a vote of the stockholders at the Annual Meeting, and if not approved at the Annual Meeting, will require the Company to submit such proposals at subsequent meetings of stockholders of the Company.  As described herein, certain important features of the Indenture are conditioned on approval of the Charter Amendment Proposal and the Share Issuance Proposal.

As noted above, in connection with the Refinancing Transaction, certain principal stockholders of the Company have agreed to vote in favor of the Charter Amendment Proposal and the Share Issuance Proposal pursuant to the Voting and Support Agreement.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 13,617,005 shares of common stock issued and outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares were registered directly in your name with the transfer agent for our Common Stock, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on the Record Date, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these Proxy Materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote on six proposals:

●	Proposal 1: The election of six directors to serve until the 2023 Annual Meeting of Stockholders;
●	Proposal 2: The Say-on-Pay Proposal;
●	Proposal 3: The Charter Amendment Proposal;
●	Proposal 4: The LTIP Proposal;
●	Proposal 5: The Share Issuance Proposal; and

●	Proposal 6: The Auditor Proposal.

In addition, you are entitled to vote on any other matters that may properly come before the Annual Meeting.

What are the recommendations of the Board?

The Board recommends a vote as follows:

●	FOR the election of each of the nominees for director;
●	FOR approval of the Say-on-Pay Proposal;
●	FOR approval of the Charter Amendment Proposal;
●	FOR approval of the LTIP Proposal;
●	FOR the approval of the Share Issuance Proposal; and
●	FOR approval of the Auditor Proposal.

Could other matters be decided at the Annual Meeting?

At the time this Proxy Statement was mailed, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. With respect to any other matter that properly comes before the Annual Meeting, the individuals listed on your proxy card will vote the proxies as recommended by the Board or, if no recommendation is given, in their own discretion.

How do I vote?

For Proposal 1, the election of directors, you may vote “For” a nominee to the Board, you may “Withhold” your vote for any nominee you specify, or you may abstain from voting.

For Proposal 2, the Say-on-Pay Proposal, you may vote “For” approval, you may vote “Against” the approval of such proposal, or you may abstain from voting.

For Proposal 3, the Charter Amendment Proposal, you may vote “For” approval of such proposal, “Against” the approval of such proposal, or you may abstain from voting.

For Proposal 4, the LTIP Proposal, you may vote “For” approval of such proposal, “Against” the approval of such proposal, or you may abstain from voting.

For Proposal 5, the Share Issuance Proposal, you may vote “For” approval of such proposal, “Against” the approval of such proposal, or you may abstain from voting.

For Proposal 6, the Auditor Proposal, you may vote “For” approval of such proposal, “Against” the approval of such proposal, or you may abstain from voting.

Please note that by casting your vote by proxy you are authorizing the individuals listed on the proxy card (the “Proxy Holders”) to vote your shares in accordance with your instructions and in their discretion with respect to any other matter that properly comes before the Annual Meeting or any adjournments or postponements thereof.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying proxy card, over the internet or by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

●	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
●	To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the pre-paid envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
●	To vote by proxy over the internet, follow the instructions provided on the proxy card.
●	To vote by telephone, call the toll-free number found on the proxy card.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your brokerage firm, bank, dealer or other similar organization, you should have received a voting instruction card and voting instructions with these Proxy Materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your brokerage firm, bank, dealer or other similar organization. Follow the instructions from your brokerage firm, bank, dealer or other similar organization included with these Proxy Materials, or contact your broker, bank or other agent to request a proxy form.

We provide internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet service providers and telephone companies.

Who counts the votes?

Alliance Advisors, LLC (“Alliance”) has been engaged as our independent agent to tabulate stockholder votes (the “Inspector of Election”). If you are a stockholder of record, your executed proxy card is returned directly to Alliance for tabulation. As noted above, if you hold your shares through a broker, your broker returns one proxy card to Alliance on behalf of all its clients.

How are votes counted?

Votes will be counted by the Inspector of Election appointed for the Annual Meeting.

With respect to Proposal 1 (Election of Directors), the Inspector of Election will separately count the number of “For” votes and “Withheld” votes received for each nominee.

With respect to Proposal 2 (Say-on-Pay Proposal), Proposal 3 (Charter Amendment Proposal), Proposal 4 (LTIP Proposal), Proposal 5 (Share Issuance Proposal) and Proposal 6 (Auditor Proposal), the Inspector of Election will separately count the number of “For” votes and “Against” votes.

As noted above, if you are a beneficial owner, you will need to obtain a proxy form from the brokerage firm, bank, dealer or other similar organization that holds your shares and follow the instructions included on that form regarding how to instruct that institution to vote your shares. If you do not give instructions to your brokerage firm, bank, dealer or other similar organization, then they can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See below for more information regarding: “What are ‘broker non-votes’?” and “Which ballot measures are considered ‘routine’ and ‘non-routine’?”

What are abstentions?

Abstentions occur when stockholders are present in person or by proxy at the Annual Meeting but fail to vote or voluntarily withhold their vote for any of the matters upon which the stockholders are voting. Abstentions will not count as votes cast for the election of directors or the approval of the ratification of our independent public accountants, but abstentions will be counted as shares entitled to vote on a proposal and thus have the same effect as a vote “Against” any proposals where voting is based on a majority of the shares represented in person or by proxy at the Annual Meeting.

What are “broker non-votes”?

Broker non-votes will be considered present at the Annual Meeting but will not be counted to determine the total number of votes cast. Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the brokerage firm, bank, dealer or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of shares of our Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine”?

Proposal 1, the election of six directors to serve until the 2023 Annual Meeting of Stockholders, Proposal 2 (Say-on-Pay Proposal), Proposal 4 (LTIP Proposal) and Proposal 5 (Share Issuance Proposal), are each considered “non-routine” under applicable rules, which could result in broker non-votes. However, as discussed below, broker non-votes will have no effect on Proposals 1, 2, 4 and 5.

Proposal 3 (Charter Amendment Proposal) and Proposal 6 (Auditor Proposal) are considered “routine” under applicable rules, thus broker non-votes are not expected on this proposal.

What is the effect of broker non-votes and abstentions and how many votes are needed to approve the proposal?

Proposal 1 - the election of six directors to serve until the 2023 Annual Meeting of Stockholders: to be elected as a director, each nominee must receive, in accordance with Section 2.3 of the Company’s Second Amended and Restated bylaws (the “Bylaws”), the affirmative vote of a majority of the votes cast at the Annual Meeting; provided, if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the affirmative vote of a plurality of the shares represented in person or by proxy at such meeting and entitled to vote on the election of directors. A majority of the votes cast means the votes “For” a director must exceed the number of votes cast “Against” that director’s election; we will not count abstentions. In an uncontested election of directors, any incumbent nominee who does not receive the vote of the majority of the votes shall, within ten days following the certification of results, tender his or her resignation to the Board. The Board shall decide, through a process managed by a Board committee responsible for the nomination of directors, whether to accept or reject the tendered resignation, or whether other action should be taken. As noted above, you may vote “For” a nominee to the Board, you may “Withhold” your vote for any nominee you specify, or you may abstain from voting. Proposal 1 is considered a “non-routine” matter under applicable rules. As such, your broker, if any, does not have discretionary voting authority to vote your shares, including if such broker does not receive voting instructions from you. However, since broker non-votes will not be considered “votes cast,” they will not influence Proposal 1.

Proposal 2 - the Say-on-Pay Proposal: for the proposal to be approved, it must receive, in accordance with Section 1.7 of the Company’s Bylaws, the affirmative vote of a majority of the votes cast at the Annual Meeting. As noted above, you may vote “For” the Say-on-Pay Proposal, you may vote “Against” the proposal, or you may abstain from voting. Abstentions will be counted as shares entitled to vote and have the same effect as a vote “Against” the “Say-on-Pay” Proposal. The Say-on-Pay Proposal is considered a “non-routine” matter under applicable rules. As such, your broker, if any, does not have discretionary voting authority to vote your shares, including if such broker does not receive voting instructions from you. However, since broker non-votes will not be considered “votes cast,” they will not influence the Say-on-Pay Proposal.

Proposal 3 - the Charter Amendment: for the proposal to be approved, it must receive, in accordance with Section 1.7 of the Company’s Bylaws, the affirmative vote of a majority of the outstanding shares of common stock as of the Record Date. As noted above, you may vote “For” the Charter Amendment, you may vote “Against” the proposal, or you may abstain from voting.  Abstentions will not be counted as shares entitled to vote and have the same effect as a vote “Against” the Charter Amendment. The Charter Amendment Proposal is considered a “routine” matter under applicable rules. As such, your broker, if any, has discretionary voting authority to vote your shares, including if such broker does not receive voting instructions from you. Thus, broker non-votes are not expected on this proposal.

Proposal 4 - the LTIP Proposal: for the proposal to be approved, it must receive, in accordance with Section 1.7 of the Company’s Bylaws, the affirmative vote of a majority of the votes cast at the Annual Meeting As noted above, you may vote “For” the LTIP Proposal, you may vote “Against” the proposal, or you may abstain from voting.  Abstentions will not be counted as shares entitled to vote and have the same effect as a vote “Against” the LTIP Proposal. The LTIP Proposal is considered a “non-routine” matter under applicable rules. As such, your broker, if any, does not have discretionary voting authority to vote your shares, including if such broker does not receive voting instructions from you. However, since broker non-votes will not be considered “votes cast,” they will not influence the LTIP Proposal.

Proposal 5 - the Share Issuance Proposal:  for the proposal to be approved, it must receive, in accordance with Section 1.7 of the Company’s Bylaws, the affirmative vote of a majority of the votes cast at the Annual Meeting. As noted above, you may vote “For” the Share Issuance Proposal, you may vote “Against” the proposal, or you may abstain from voting.  Abstentions will not be counted as shares entitled to vote and have the same effect as a vote “Against” the Share Issuance Proposal. The Share Issuance Proposal is considered a “non-routine” matter under applicable rules. As such, your broker, if any, does not have discretionary voting authority to vote your shares, including if such broker does not receive voting instructions from you. However, since broker non-votes will not be considered “votes cast,” they will not influence Share Issuance Proposal.

Proposal 6 - the Auditor Proposal: for the proposal to be approved, it must receive, in accordance with Section 1.7 of the Company’s Bylaws, the affirmative vote of a majority of the votes cast at the Annual Meeting. As noted above, you may vote “For” the Auditor Proposal, you may vote “Against” the proposal, or you may abstain from voting. Abstentions will not be counted as shares entitled to vote and have the same effect as a vote “Against” the Auditor Proposal. The Auditor Proposal is considered a “routine” matter under applicable rules. As such, your broker, if any, has discretionary voting authority to vote your shares, even if such broker does not receive voting instructions from you. Thus, broker non-votes are not expected on this proposal.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock of the Company you own as of the Record Date.

What if I return a proxy card but do not make specific choices?

If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “FOR” each of proposals 1, 2, 3, 4, 5 and 6. If any other matter is properly presented at the Annual

Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

This proxy solicitation is being made by us and we will pay for the entire cost of soliciting proxies. In addition to these mailed Proxy Materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies.

We have retained Alliance Advisors as a proxy solicitor and to aid in the printing and distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting. For these services, we will pay Alliance a fee of approximately $30,000 and reimburse it for certain expenses. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing the Proxy Materials to the beneficial owners of our Common Stock.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards.

Can I change my vote after submitting my proxy?

If you are a stockholder of record, you may revoke your proxy at any time prior to the vote tabulation at the Annual Meeting by: (1) sending in an executed proxy card with a later date; (2) timely submitting a proxy with new voting instructions by telephone or over the internet; (3) sending a written notice of revocation by mail to Independence Contract Drilling, Inc., 20475 State Highway 249, Suite 300, Houston, Texas 77070 marked “Proxy Information Enclosed, Attention: Corporate Secretary”; or (4) attending and voting in person by completing a ballot at the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a completed and delivered proxy card.

If you are a beneficial owner, you should follow the instructions provided by your brokerage firm, bank, dealer or other similar organization.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present at the Annual Meeting if a majority of our outstanding shares of Common Stock entitled to vote are present in person or represented by proxy, regardless of whether the proxy has authority to vote on all matters. On the Record Date, there were 13,617,005 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting may adjourn the Annual Meeting to another place, if any, date and time.

How can I find out the results of the voting at the Annual Meeting?

Voting results will be announced by the filing of a Current Report on Form 8-K (“Form 8-K”) within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Form 8-K within four business days of the day the final results are available.

What is “householding” and how does it affect me?

We may send a single set of Proxy Materials and other stockholder communications to any household at which two or more stockholders reside unless we have received contrary instructions from those stockholders. This process is called “householding.” This reduces duplicate mailings and saves printing and postage costs as well as natural resources. The Proxy Materials and other stockholder communications may be house holded based on your prior express or implied consent. If you wish to receive a separate copy of our Proxy Materials for each stockholder sharing your address in the future, please contact Independence Contract Drilling, Inc., 20475 State Highway 249, Suite 300, Houston, Texas 77070, Attn: Corporate Secretary, by phone at (281) 598-1230 or by email at investor.relations@icdrilling.com, and we will promptly deliver to you the requested material. You may also contact us in the same manner if you received multiple copies of the Proxy Materials and would prefer to receive a single copy in the future.

Many banks, brokers, and other holders of record have instituted householding. If you or your family have one or more beneficial ownership accounts, you may have received householding information from your bank, broker, or other holder of record in the past. Please contact the holder of record directly if you have questions, require additional copies of this Proxy Statement or our Annual Report or wish to revoke your decision to household and thereby receive multiple copies. You should also contact the holder of record if you wish to institute householding. These options are available to you at any time.

When are stockholder proposals due for next year’s annual meeting?

Stockholder proposals for inclusion in next year’s proxy statement

Stockholders interested in submitting a proposal for inclusion in our Proxy Materials and for presentation at the 2023 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Provided that the date of such 2023 Annual Meeting of Stockholders is not more than 30 days from the date of the Annual Meeting, such proposals must be submitted in writing to Independence Contract Drilling, Inc., 20475 State Highway 249, Suite 300, Houston, Texas 77070, Attn: Corporate Secretary, no later than 120 calendar days before the date of the proxy statement released for the previous year’s Annual Meeting of Stockholders. Therefore, the deadline for submitting proposals for inclusion in our Proxy Materials and for presentation at the 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 is December 23, 2022. No stockholder proposal was received for inclusion in this Proxy Statement.

Other stockholder proposals for presentation at next year’s annual meeting

The Company’s Bylaws require that stockholders interested in submitting a proposal or nominee for consideration at the 2023 Annual Meeting of Stockholders, which is not submitted for inclusion in our Proxy Materials pursuant to Rule 14a-8 under the Exchange Act, may do so by following the procedures set forth in Section 1.3 of our Bylaws. Section 1.3 of our Bylaws requires any such proposals to be submitted in writing to Independence Contract Drilling, Inc., 20475 State Highway 249, Suite 300, Houston, Texas 77070, Attn: Corporate Secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary of the preceding year’s annual meeting. Pursuant to this requirement, notice must be received no later than close of business on March 10, 2023, nor earlier than close of business on February 8, 2023 to be considered timely under our Bylaws for purposes of our 2023 Annual Meeting of Stockholders; provided, however, that in the event that such date of the annual meeting is more than 30 days before or more than 60 days after June 8, 2023 stockholder notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. To be in proper form, a stockholder’s notice must include the information about the proposal or nominee specified in our Bylaws.  In addition to satisfying the foregoing requirements under the Company’s Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 9, 2023.

A stockholder seeking to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaws and applicable Exchange Act requirements. We reserve the right not to consider any proposal or nomination that is not timely or otherwise does not meet our Bylaws or applicable Exchange Act requirements for submitting such proposal or nomination.

Whom should I contact with questions about the Annual Meeting?

If you have any questions about this Proxy Statement or the Annual Meeting, please contact our Corporate Secretary, at 20475 State Highway 249, Suite 300, Houston, Texas 77070 or by telephone at (281) 598-1230.

Location of Annual Meeting

The Annual Meeting will be held at our principal executive offices, which are located at 20475 State Highway 249, Houston, Texas 77070.  Please come to the First Floor Auditorium.

PROPOSAL 1: ELECTION OF DIRECTORS

General

Our directors are elected annually and serve one-year terms or until their earlier death, resignation, retirement, disqualification or removal or until their successors have been duly elected and qualified. Based on the recommendations from our Nominating and Corporate Governance Committee, the Board has nominated Messrs. Daniel F. McNease, J. Anthony Gallegos, Jr., Vincent J. Cebula, Christopher M. Gleysteen, James G. Minmier and Ms. Stacy Durbin Nieuwoudt for election as directors to serve until the 2023 Annual Meeting of Stockholders and until their successors have been elected and qualified, or until their earlier death, resignation, or removal. To be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast at the Annual Meeting.

In connection with the Refinancing Transaction, we entered into Investor’s Rights Agreements with each of MSD Partners and GCM.  Pursuant to these agreements, the Company agreed, to cause to be appointed to the Board one representative nominated by MSD Partners and one representative nominated by GCM as long as MSD Partners and its affiliates, and GCM and its affiliates, as applicable, continues to own at least $25 million principal amount of Notes (the “Sunset Date”). In addition, as long as each of such parties continues to have the right to appoint such holder representatives, the two holder representatives will have the right to nominate one additional representative as a director, provided that the third representative must be an independent director unless one of the MSD Partners and GCM representatives is independent for NYSE purposes. The Company expects to appoint the third representative to the Board following the 2022 Annual Meeting. The proposed representatives are subject to review by the Company’s nominating and governance committee.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION

OF EACH OF THE NOMINEES FOR DIRECTOR LISTED ABOVE

Each director nominee has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected. We have no reason to believe that the director nominees will be unable or unwilling to serve on the Board if elected. However, if a nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce its size. Stockholders may not cumulate their votes in the election of our directors.

Set forth below is background information with respect to our director nominees, as well as certain information regarding their individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors. There are no family relationships among any of our director nominees or executive officers. See “Stock Ownership Information—Security Ownership of Certain Beneficial Owners and Management” for information regarding our current directors’ and director nominees’ holdings of equity securities of the Company.

The following table sets forth the names and ages of our director nominees, the year they first became a director and the positions they hold with the Company as of the Record Date:

Director Nominee	Position and Offices	Director Since	Age
Daniel F. McNease	Chairman of the Board, Director	2013	70
J. Anthony Gallegos, Jr.	Chief Executive Officer, Director	2018	52
Vincent J. Cebula	Director	2022	58
Christopher M. Gleysteen	Director	2022	38
James G. Minmier	Director	2018	58
Stacy D. Nieuwoudt	Director	2021	42

In evaluating director candidates, we assess whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct our affairs and business, including, when applicable, to enhance the ability of the committees of the Board to fulfill their duties. The Board believes that each director nominee is highly qualified to serve as a member of the Board and that, through their varying backgrounds, these individuals bring a wealth of experiences and new ideas to the Board. Our directors have diverse backgrounds and talents and extensive track records of success in what we believe are highly relevant positions in major enterprises. All of our director nominees have worked for or with, or served on the board of directors of, a variety of companies in oilfield services and other industries. Each director nominee also contributes intangible qualities such as critical thinking, industry knowledge, and historical knowledge of our business that, taken together, provide us with the variety and depth of knowledge necessary for effective oversight, direction and vision for the Company.

Director Biographies and Qualifications

Described below are the principal occupations and positions and directorships for at least the past five years of our current directors and director nominees, as well as certain additional information regarding their individual experience, qualifications, attributes and skills that led the Board to conclude that each of our directors should serve on the Board. There are no family relationships among any of our directors or executive officers.

Director Nominees

Daniel F. McNease, Director. Mr. McNease has served as a director on the Board since April 2013. Mr. McNease is currently a private investor. He served as the Chairman of AXON EP, Inc. from July 2009 until December 2016 and as a Member of the Advisory Board at HitecVision AS from January 2010 until December 2016. From 2007 through 2013, he served as a Director of Dockwise Ltd. From 2004 through 2008, Mr. McNease served as President, Chairman of the Board and Chief Executive Officer at Rowan Companies plc (“Rowan”), a provider of land and offshore contract drilling services and a manufacturer of rigs and drilling equipment. In total, Mr. McNease spent 34 years at Rowan, serving as Chief Executive Officer from 2003 to 2008, President from 2002 to 2008 and as Executive Vice President of Rowan and President of its drilling subsidiaries from 1999 to 2002. Mr. McNease is a graduate of the University of Southern Mississippi and the Columbia University Executive Program. He is a member of the International Association of Drilling Contractors.

J. Anthony Gallegos, Jr., Director and Chief Executive Officer. Mr. Gallegos has served as a Director on the Board and as our President and Chief Executive Officer since completion of the Sidewinder Merger in October 2018. Mr. Gallegos was one of the original founders of Sidewinder, serving as President and Chief Executive Officer of Sidewinder from September 2017 through September 2018, President and Chief Financial Officer from November 2014 through August 2017, and Senior Vice President & Chief Financial Officer from April 2011 until October 2014. From April 2006 through September 2010, Mr. Gallegos held the position of Vice President Business Development of Scorpion Offshore, an international offshore drilling contractor. Prior to joining Scorpion Offshore, Mr. Gallegos held operational, marketing, corporate planning and management positions with Atwood Oceanics, Transocean and Ensco. Mr. Gallegos started his career working as a roughneck on offshore drilling rigs in the United States Gulf of Mexico. Mr. Gallegos is a member of the Society of Petroleum Engineers and the International Association of Drilling Contractors and is a veteran of the United States Army. Mr. Gallegos holds a B.B.A. from Texas A&M University and a Master of Business Administration from Rice University.

Vincent J. Cebula, Director. Mr. Cebula has served on our Board since March 18, 2022.  Mr. Cebula has a decades long history as a director, operating advisor and investor, including over 35 years of experience in private equity and investment banking. In 2021, Mr. Cebula served as an Operating Advisor to Solace Capital Partners, L.P., a middle-market private investment firm, an entity that he co-founded in 2013, and where he served as a Managing Partner until February 2018 and Chief Operating Officer until December 2020. Between 2007 and 2012, Mr. Cebula served as a Managing Director of Jefferies Capital Partners and Jefferies & Company, Inc. Between 1994 and 2007, Mr. Cebula was a Managing Director at Trust Company of the West/Oaktree Capital Management and was one of the original four senior members of Oaktree's Principal Opportunities Funds. Since July 2021, Mr. Cebula has served as an Independent Director of Staffing 360 Solutions, Inc., a publicly traded employment staffing company. Mr. Cebula was appointed by the Board pursuant to the Investor Rights Agreement between the Company and GCM.

Christopher M. Gleysteen, Director. Mr. Gleysteen has served on our Board since March 18, 2022.  Mr. Gleysteen is currently a Principal of MSD Partners L.P. (“MSD Partners”). He joined MSD Partners in 2015. From 2013 to 2014, Mr. Gleysteen was an investment analyst at Merchants' Gate Capital LP. Prior to that, Mr. Gleysteen spent four years as an oil services equity research analyst at Simmons & Company International. Mr. Gleysteen received his M.B.A from The

McCombs School of Business of the University of Texas and a B.A. in Government from Harvard University. Mr. Gleysteen currently serves as a director of Vista Proppants & Logistics, Alpine Midstream Holdings, and Knight Energy Services. Mr. Gleysteen was appointed to the Board pursuant to the Investor Right's Agreement between the Company and MSD Partners.

James G. Minmier, Director. Mr. Minmier has served as a director on the Board since the completion of the Sidewinder Merger in October 2018. Mr. Minmier is currently a private investor. Previous positions include Chief Executive Officer of Mustang Extreme Environmental Services, LLC, a subsidiary of BW Equity Holdings, LLC, from May 2018 to February 2020 and  President of Nomac Drilling LLC, a subsidiary of COS Holdings, LLC and subsequently Seventy Seven Energy Inc from 2011 to 2017. Mr. Minmier has more than 26 years of experience in the drilling industry and served as the Vice Chairman of the International Association of Drilling Contractors (IADC) in 2013 and as Chairman of the IADC in 2014. Mr. Minmier received a Bachelor of Science in Electrical Engineering from the University of Texas at Arlington and a Master of Business Administration degree from the University of West Florida.

Stacy D. Nieuwoudt, Director. Ms. Nieuwoudt has served as a director on the Board since January 2021. Ms. Nieuwoudt is currently a private investor. From 2017 to 2019, Ms. Nieuwoudt served as a Senior Industrial and Energy Analyst for Aptigon Capital, a division of Citadel. From 2010 until 2017, Ms. Nieuwoudt served as a Senior Energy Analyst for Surveyor Capital, also a division of Citadel. Prior to 2010, Ms. Nieuwoudt held various research and analyst positions with Crosslink Capital, Tudor, Pickering, Holt & Co Securities, Encap Investment and Simmons & Company. Ms. Nieuwoudt graduated from Rice University with a Bachelor of Arts degree in political science and history.

Stockholder Nominations

No material changes have been made to the procedures by which stockholders may recommend nominees to the Board.

CORPORATE GOVERNANCE

We are committed to adhering to sound principles of ethical conduct and good corporate governance. We have adopted a number of corporate governance policies and practices designed to promote the long-term interests of our stockholders, maintain internal checks and balances, strengthen management accountability, engender public trust and foster responsible decision making and accountability. The following are certain of the important corporate governance policies and practices we have adopted.

Committee Charters

We have adopted a charter for each of the three committees of the Board. Each committee charter outlines the authority and responsibilities delegated by the Board to the respective committee; enumerates membership requirements for the committee, including any applicable New York Stock Exchange (“NYSE”) or Securities and Exchange Commission (“SEC”) membership requirements; and sets forth a framework for committee meetings. Summaries of each of the committee charters are set forth below under the heading “Information About our Board and its Committees—Committees of the Board.” Copies of our committee charters are available on our website at https://icdrilling.investorroom.com/corporategovernance.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (“Code of Ethics—Employees”), which provides the basic principles and guidelines to foster a culture of honesty and accountability and to establish standards of integrity, honesty and ethical conduct that all our officers and employees must follow. We have adopted a separate code of ethics that applies to our directors, including employee directors, which is described in more detail below. A copy of our Code of Ethics—Employees is available on our website at https://icdrilling.investorroom.com/code_of_conduct. Stockholders may also request a printed copy of the Code of Ethics-Employees, free of charge, by contacting our Corporate Secretary, at Independence Contract Drilling, Inc., 20475 State Highway 249, Suite 300, Houston, Texas 77070 or by telephone at (281) 598-1230 or by emailing investor.relations@icdrilling.com. Any waiver of the Code of Ethics-Employees for executive officers may be made only by the Board or a Board committee to which the Board has delegated that authority and will be promptly disclosed to our stockholders as required by applicable United States federal securities laws and the corporate governance rules of the NYSE. Amendments to the Code of Ethics-Employees must be approved by the Board and will be promptly disclosed (other than technical, administrative or non-substantive changes) on our website.

Code of Ethics for Senior Officers of the Company

We have adopted a Code of Ethics for Senior Officers of the Company (“Code of Ethics-Senior Officers”), supplementing the Code of Ethics-Employees, that sets forth the ethical principles by which our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Chief Accounting Officer and other executive officers of the Company are expected to conduct themselves when carrying out their duties. A copy of our Code of Ethics-Senior Officers is available on our website at https://icdrilling.investorroom.com/code_of_conduct. Stockholders may also request a printed copy of the Code of Ethics-Senior Officers, free of charge, by contacting our Corporate Secretary, at Independence Contract Drilling, Inc., 20475 State Highway 249, Suite 300, Houston, Texas 77070 or by telephone at (281) 598-1230 or by emailing investor.relations@icdrilling.com. Any waiver of the Code of Ethics-Senior Officers may be made only by the Board or a Board committee to which the Board has delegated that authority and will be promptly disclosed to our stockholders as required by applicable United States federal securities laws and the corporate governance rules of the NYSE. Amendments to the Code of Ethics-Senior Officers must be approved by the Board and will be promptly disclosed (other than technical, administrative or non-substantive changes) on our website.

Code of Business Conduct and Ethics for Directors

We have adopted a Code of Business Conduct and Ethics for Directors (“Code of Ethics-Directors”), which provides the basic principles and guidelines to foster a culture of honesty and accountability and to establish standards of integrity, honesty and ethical conduct that all members of the Board must follow. A copy of our Code of Ethics-Directors is available on our website at https://icdrilling.investorroom.com/code_of_conduct. Stockholders may also request a printed copy of the Code of Ethics-Directors, free of charge, by contacting our Corporate Secretary, at Independence Contract Drilling, Inc., 20475 State Highway 249, Suite 300, Houston, Texas 77070 or by telephone at (281) 598-1230 or by emailing investor.relations@icdrilling.com. Any waiver of the Code of Ethics-Directors may be made only by the Board or a Board committee to which the Board has delegated that authority and will be promptly disclosed to our stockholders as required by applicable United States federal securities laws and the corporate governance rules of the NYSE. Amendments to the Code of Ethics-Directors must be approved by the Board and will be promptly disclosed (other than technical, administrative or non-substantive changes) on our website.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines (the “Corporate Governance Guidelines”) in compliance with the corporate governance rules of the NYSE. The Corporate Governance Guidelines provide a flexible framework within which the Board and its committees operate. The Corporate Governance Guidelines cover, among other things, director qualification standards, responsibilities of directors, Board access to management and advisors, compensation of directors and the chief executive officer and evaluation and succession planning. A copy of our Corporate Governance Guidelines is available on our website at https://icdrilling.investorroom.com/corporategovernance.

Related Person Transaction Policy

We have adopted a Related Person Transaction Policy (the “Related Person Transaction Policy”), which provides guidelines for the review and approval of certain transactions, arrangements or relationships involving the Company and any of our directors (or nominees for director), executive officers, stockholder owing more than 5% of the Company and any immediate family members of any such person. As a general matter, we discourage such “related person transactions” because they present a heightened risk of potential or actual conflicts of interest and may create the appearance that decisions are based on considerations other than the best interest of the Company and its stockholders. In addition, our Related Person Transaction Policy is designed to assist the Board in preparing the disclosure that SEC rules require to be included in the Company’s applicable filings under the Securities Act of 1933 as amended (the “Securities Act”) and the Exchange Act. Please see “Certain Relationships and Related Party Transactions—Policies and Procedures for Identifying, Assessing and Approving Related Person Transactions” for additional information regarding our Related Person Transaction Policy. In addition to our Related Person Transaction Policy, which applies only to the persons enumerated above in specified circumstances, we have also adopted a Conflicts of Interest Policy, described in more detail below, which facilitates the general review of possible conflicts of interest for all our employees and our directors.

Conflicts of Interest Policy

We have adopted a Conflicts of Interest Policy (the “Conflicts of Interest Policy”), which provides guidelines and procedures regarding the timely and proper disclosure of possible conflicts of interest a Company employee or director may have in order to allow the Company to review each such possible conflict. Under our Conflicts of Interest Policy, a conflict arises when an individual’s private interest interferes in any way with the interests of the Company as a whole. Our Conflicts of Interest Policy is designed to prohibit directors, officers or other employees from engaging in any business or conduct or entering into any agreement or arrangement that would give rise to actual or potential conflicts of interest and provides guidance on how to report potential conflicts of interest. The Conflicts of Interest Policy supplements our Related Person Transaction Policy and each of our codes of ethics.

Insider Trading Policy

We have adopted an Insider Trading Policy (the “Insider Trading Policy”), which provides guidelines and procedures regarding the purchase and sale of our Common Stock and other securities by our directors, executive officers and other employees. Under our Insider Trading Policy, directors, executive officers and employees are prohibited from engaging in buying or selling of put options, call options or other derivatives of our Common Stock or other securities and from executing short sales or entering into any hedging or pledging arrangement in our Common Stock or other securities. In accordance with our Investor’s Rights Agreements with MSD Partners and GGM, the foregoing Insider Trading Policy applies only to the holder representatives individually and excludes affiliates of such representatives who are the holder parties under the Investor’s Rights Agreements or other affiliates of such holders.

INFORMATION ABOUT OUR BOARD AND ITS COMMITTEES

Board Structure

Our business and affairs are managed under the direction of the Board. The Board currently consists of six directors with three standing committees to assist the Board in discharging its responsibilities: (1) the Audit Committee; (2) the Compensation Committee; and (3) the Nominating and Corporate Governance Committee. Details as to the membership of the Board and each committee and the function of each committee are provided below. Our Bylaws state that the Board shall initially consist of five members and generally provides that this number may be increased or decreased by a majority vote of the Board. However, no reduction of the authorized number of directors may have the effect of removing any director before the director’s term of office expires. As of the date of this Proxy Statement, the number of board members has been set at six.

In connection with the Refinancing Transaction, we entered into Investor’s Rights Agreements with each of MSD Partners and GCM.  Pursuant to these agreements, the Company agreed, to cause to be appointed to the Board one representative nominated by MSD Partners and one representative nominated by GCM as long as MSD Partners and its affiliates, and GCM and its affiliates, as applicable, continues to own at least $25 million principal amount of Notes (the “Sunset Date”). In addition, as long as each of such parties continues to have the right to appoint such holder representatives, the two holder representatives will have the right to nominate one additional representative as a director, provided that the third representative must be an independent director unless one of the MSD Partners and GCM representatives is independent for NYSE purposes. The proposed representatives are subject to review by the Company’s nominating and governance committee.  As of the date of this Proxy Statement, the two holder representatives had not yet exercised their right to nominate a third director.  We currently expect this additional director to be nominated following the 2022 Annual Meeting, at which time the size of the Board will be increased to seven members.

The following table identifies current members of the Board, the standing committees of the Board on which they serve and the chair of each committee as of the date of this Proxy Statement. The Board appoints members to its various committees on an annual basis at a regularly scheduled meeting, typically following the annual meeting of stockholders. Additional information about each committee is set forth below under the heading “Information About our Board and its Committees—Committees of The Board.” As noted above under “Corporate Governance—Committee Charters,” each committee has a charter, which is available on our website at https://icdrilling.investorroom.com/corporategovernance.

Stockholders may also obtain electronic or printed copies of these documents, free of charge, by contacting our Corporate Secretary, at Independence Contract Drilling, Inc., 20475 State Highway 249, Suite 300, Houston, Texas 77070 or by telephone at (281) 598-1230 or by emailing investor.relations@icdrilling.com. Biographies and other background information concerning each of our current directors are set forth under the heading “Proposal 1: Election of Directors—Director Biographies and Qualifications.”

	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Daniel F. McNease Chairman of the Board	X	X	X
J. Anthony Gallegos, Jr. Chief Executive Officer
Vincent J. Cebula
Christopher M. Gleysteen
James G. Minmier	X	Chair	X
Stacy D. Nieuwoudt	Chair	X	Chair

Attendance at Board and Committee Meetings

In 2021, the Board held seven meetings. Each of our directors attended at least 75% of the meetings of the Board and any Board committee on which he served.

Attendance at Annual Meetings

Directors are encouraged, but not required, to attend our Annual Meeting. During 2021, due to restrictions associated with COVID-19, only four of our directors attended the 2021 Annual Meeting of Stockholders in person.

Director Independence

The Board has determined that Messrs. McNease, Cebula, and Minmier and Ms. Nieuwoudt are each independent under the listing standards of the NYSE. Mr. Gallegos, Jr. is not considered independent due to his current employment relationship with us. Mr. Gleysteen is not considered independent due to his relationship with MSD Partners.

In evaluating each director’s independence, the Board considered all of the objective independence standards under applicable NYSE listing standards and SEC rules and the Board also considered each of our directors’ direct and indirect relationships with the Company.

Board Leadership Structure

Daniel F. McNease, an independent director, serves as our Chairman of the Board. Currently, the Board believes that having an independent director serve as Chairman of the Board is in the best interest of the Company. Our Chief Executive Officer is responsible for setting our strategic direction and providing day-to-day leadership, while the Chairman of the Board sets the agenda for Board meetings, presides over Board meetings and provides guidance to the Chief Executive Officer. We believe this structure ensures a greater role for independent directors in the oversight of the Company and active participation from independent directors in setting agendas and establishing priorities and procedures for the work of the Board. The Board periodically reviews our leadership structure and may make such changes in the future as it deems appropriate.

Executive Sessions

To facilitate candid discussion among the directors, our non-employee directors typically meet in executive session in conjunction with regular Board meetings or as otherwise determined to be necessary. Mr. McNease, our non-executive Chairman of the Board, presides over and is responsible for preparing an agenda for these meetings.

Board’s Role in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board believes that establishing the right “tone at the top” along with full and open communication between management and the Board are essential for effective risk management and oversight. Our Chairman has regular discussions with our Chief Executive Officer and other senior officers to discuss strategy and risks facing the Company. Senior management regularly attends Board meetings, provides Board presentations on strategic matters involving our operations and is available to address any questions or concerns raised by the Board on risk management and any other matters.

While the Board is ultimately responsible for risk oversight at the Company, each of the Board committees assists the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and accounting. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning and corporate governance.

Board Diversity

The Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Our Nominating and Corporate Governance Committee is responsible for identifying and recommending to the Board qualified individuals to be nominated to serve on the Board. In selecting potential Board candidates, the Board considers diversity in its broadest sense, including, among other things, diversity of background, perspective (including as to age, gender and ethnicity), personal and professional experiences and geography, as well as the existing skill set of the Board and the needs of the Company.

We discuss each of our directors’ qualifications and characteristics under the heading “Proposal 1: Election of Directors—Director Biographies and Qualifications.”

Committees of the Board

As noted above, the Board has three standing committees: (1) the Audit Committee (the “Audit Committee”); (2) the Compensation Committee (the “Compensation Committee”); and (3) the Nominating and Corporate Governance Committee (the “Nominating and Corporate Governance Committee”). During 2021, meetings of the Audit Committee and Nominating and Corporate Governance Committee were held in tandem. A description of each committee, its function and charter, are provided below.

Audit Committee

Pursuant to its charter, the Audit Committee’s duties include, but are not limited to, oversight of the following: (1) our accounting and financial reporting process; (2) the integrity of our financial statements; (3) our independent auditor’s qualifications and independence; (4) the performance of our internal audit function and independent registered public accounting firm; and (5) our compliance with legal and regulatory requirements.

The Audit Committee is currently comprised of Ms. Nieuwoudt (chairman), and Messrs. McNease and Minmier. Each member of the Audit Committee is “financially literate” as defined in the NYSE listing standards. The Board has determined that each of our members of the Audit Committee, qualifies as an “audit committee financial expert” as defined under the rules and regulations of the SEC.

Under rules implemented by the NYSE and SEC, we are required to have an audit committee comprised of at least three directors who meet the independence standards established by the NYSE and the Exchange Act. We have determined that each member of the Committee is independent under the standards established by both the NYSE and Rule 10A-3 of the Exchange Act.

The Audit Committee met four times during 2021.

Compensation Committee

Pursuant to its charter, the Compensation Committee’s duties include, but are not limited to, the following: (1) establishing salaries, incentive and other forms of compensation for our executive officers; (2) reviewing non-employee director compensation; (3) administering the Company’s incentive compensation and equity plans; (4) reviewing the risks arising from the Company’s compensation policies and practices; and (5) overseeing regulatory compliance with respect to compensation matters.

In connection with these purposes, the Board has delegated to the Compensation Committee the overall responsibility for establishing, implementing and monitoring compensation for our executive officers. Together with our Chief Executive Officer (with the exception of compensation matters related to our Chief Executive Officer, for which management is not involved), and any other counsel or other advisors deemed appropriate by it, the Compensation Committee reviews and makes a final determination with regard to executive compensation. For example, the Compensation Committee reviews and approves the compensation of our executive officers and makes appropriate adjustments based on Company performance, achievement of predetermined goals and changes in an officer’s duties and responsibilities. The Compensation Committee is also responsible for approving all employment agreements related to our executive officers.

In addition, the Board has delegated to the Compensation Committee the responsibility for establishing, implementing and monitoring the compensation for our non-employee directors. Our Compensation Committee establishes, reviews and approves the compensation of our non-employee directors and makes appropriate adjustments based on their performance, duties and responsibilities and the competitive environment. Our Compensation Committee’s primary objectives in establishing and implementing director compensation are to (1) ensure the ability to attract, motivate and retain the talent necessary to provide qualified Board leadership, and (2) use the appropriate mix of long-term and short-term compensation to ensure high Board and/or committee performance.

The Compensation Committee charter provides that the committee may, in its sole discretion, retain or obtain advice from a compensation consultant to assist in the evaluation of the compensation of the directors, the Chief Executive Officer or other executive officers. The Compensation Committee has direct responsibility for the appointment, compensation and oversight of any such compensation consultant and has sole authority to approve any such consultant’s fees. The Compensation Committee has retained Pearl Meyer, a national executive and director compensation strategy and governance consulting firm, to review and provide recommendations concerning components of the Company’s executive compensation program. The Compensation Committee concluded that no conflict of interest existed that would prevent Pearl Meyer from independently representing the Compensation Committee.

The Compensation Committee is currently comprised of Messrs.  Minmier (chairman) and McNease and Ms. Nieuwoudt. The Board has affirmatively determined that each member of the committee meets the definition of independent director for purposes of serving on the Compensation Committee under applicable NYSE rules.

The Compensation Committee met three times during 2021.

Nominating and Corporate Governance Committee

Pursuant to its charter, the Nominating and Corporate Governance Committee duties include, but are not limited to: (1) monitoring the implementation of sound corporate governance principles and practices; (2) identifying individuals believed to be qualified to become directors of the Company; (3) selecting or recommending candidates for all directorships to be filled; and (4) overseeing the evaluation of the Board.

The Nominating and Corporate Governance Committee consists of three directors, Ms. Nieuwoudt (chairman), and Messrs. McNease and Minmier. Our Board has affirmatively determined that each of the committee members meet the definition of independent director for purposes of serving on the Nominating and Corporate Governance Committee under applicable NYSE rules.

The Nominating and Corporate Governance Committee met four times during 2021 in conjunction with meetings of our Audit Committee.

Board and Committee Self Evaluations

The Board annually conducts a self-evaluation to assess and identify opportunities to improve its performance. The Nominating and Corporate Governance Committee oversees the Board’s self-evaluation process.

Director Selection and Nomination Process

The Nominating and Corporate Governance Committee is responsible for establishing criteria for selecting new directors, seeking individuals to become directors when necessary and recommending such individuals to the Board. In seeking candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials. Currently, the Nominating and Corporate Governance Committee does not require director candidates to possess a specific set of minimum qualifications, as different factors may assume greater or lesser significance at particular times, and the needs of the Board may vary in light of its composition and the Nominating and

Corporate Governance Committee’s perceptions about future issues and needs. However, while the Nominating and Corporate Governance Committee does not maintain a formal list of qualifications, in making its evaluation and recommendation of candidates, the Nominating and Corporate Governance Committee may consider, among other factors, diversity (including as to gender and ethnicity), age, skill, experience in the context of the needs of the Board, independence qualifications and whether prospective nominees have relevant business and financial experience, have industry or other specialized expertise and have high moral character.

The Nominating and Corporate Governance Committee may consider candidates for the Board from any reasonable source, including from a search firm engaged by the Nominating and Corporate Governance Committee or stockholder recommendations, provided that the procedures set forth in “About the Annual Meeting—When are stockholder proposals due for next year’s annual meeting?” are followed. The Nominating and Corporate Governance Committee does not intend to alter how it evaluates candidates based on whether the candidate is recommended by a stockholder or not. However, in evaluating a candidate’s relevant business experience, the Nominating and Corporate Governance Committee may consider previous experience as a member of the Board.

Communications with the Board

The Board welcomes communications from our stockholders and other interested parties. Stockholders or interested parties wishing to communicate directly with the Board, any individual director, the Chairman of the Board, any non-management director or the independent directors as a group may do so by writing to them care of Independence Contract Drilling, Inc., 20475 State Highway 249, Suite 300, Houston, Texas 77070, Attn: Corporate Secretary. Stockholders and any other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. The Corporate Secretary will forward appropriate communications. Any concerns related to accounting, internal accounting controls or auditing matters will be promptly brought to the attention of the Chairman of the Audit Committee as appropriate.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Policies and Procedures for Identifying, Assessing and Approving Related Person Transactions

We maintain a “Related Person Transaction Policy” that provides guidelines for the review and approval of certain transactions, arrangements or relationships involving the Company and any of our directors (or nominees for director), executive officers, stockholders owning more than 5% of the Company and any immediate family members of any such person (“Related Person”). As a general matter, we discourage such “related person transactions” because they present a heightened risk of potential or actual conflicts of interest and may create the appearance that decisions are based on considerations other than the best interest of the Company and its stockholders. Such related person transactions are also subject to our Conflicts of Interest Policy and our Codes of Business Conduct and Ethics, which restrict the ability of our directors, officers and employees to engage in business or conduct or entering into any agreement or arrangement that would give rise to an actual or potential conflict of interest. See “Corporate Governance” above for additional information on each of these governance policies. Each year, we are required to disclose certain transactions between the Company and a Related Person, as well as our policies concerning related person transactions. Our Related Person Transaction Policy is intended to assist us in complying with the disclosure obligations concerning these transactions under applicable SEC rules.

Pursuant to our Related Person Transaction Policy, the Nominating and Corporate Governance Committee is generally required to review the material facts and either approve or disapprove, those related party transactions, in which (1) the aggregate amount involved exceeds, or is expected to exceed, $120,000 in any calendar year and (2) any Related Person has or will have a direct or indirect interest (other than solely as a result of being a director of, or holding less than a 10% beneficial ownership interest in, another entity). Thereafter, on at least an annual basis, the Nominating and Corporate Governance Committee is required to review and assess any ongoing transaction, arrangement or relationship with the Related Person to confirm that such transaction, arrangement or relationship remains appropriate. Any member of the Nominating and Corporate Governance Committee who is a Related Person with respect to the transaction will be recused from the review and approval process.

We annually distribute a questionnaire to our executive officers and directors requesting certain information regarding, among other things, their immediate family members, employment and beneficial ownership interests. This information is then reviewed for any conflicts of interest under the Conflicts of Interest Policy, the Codes of Business Conduct and Ethics and the Related Person Transaction Policy. Additionally, the Nominating & Governance Committee and the Board review any related person transactions involving non-employee directors as part of the annual determination of their independence.

Related Person Transactions

In connection with the Refinancing Transaction during 2022, we issued to affiliates of MSD Partners (the “MSD Investors”) $78.9 million principal amount of Notes and entered into an Investor’s Rights Agreement permitting MSD Partners to nominate one director to our Board so long as MSD Partners and its affiliates continue to own $25.0 million principal amount of Notes (the “Sunset Date”).  We also entered into an Investor’s Rights Agreement with GCM that permits GCM to designate one director on the same terms. In addition, as long as each of such parties continues to have the right to appoint such holder representatives, the two holder representatives will have the right to nominate one additional representative as a director, provided that the third representative must be an independent director unless one of the MSD Partners and the GCM representatives is independent for NYSE purposes. The proposed representatives are subject to review by our Nominating and Corporate Governance Committee.  Following the Sunset Date for the applicable party, MSD Partners and/or GCM, as applicable, will cause its designee to offer to tender his or her resignation, unless otherwise requested by the Board, and the third representative may be removed by the Board.

Pursuant to the Investor’s Rights Agreements, the MSD Investors designated Christopher Gleysteen, a Principal on MSD Partners’ Credit Team and employee of MSD Partners, to serve on our Board, and GCM nominated Vincent J. Cebula as an independent director to serve on our Board.  As of the date of this proxy statement, the representatives of MSD Investors and GGM have not nominated a third representative.  In the absence of such nomination, we have decreased the number of directors from seven to six pending such nomination, which we intend to increase back to seven pending such nomination after the 2022 annual meeting of stockholders.

The Notes mature on March 18, 2026.  The Notes have a cash interest rate of SOFR plus 12.5%. The Notes have an initial PIK interest rate of SOFR plus 14.0%.  Upon approval of the Stock Issuance Proposal and the Charter Amendment Proposal, the PIK interest rate is subject to a decrease to SOFR plus 9.5%.  In the absence of approval of the Share Issuance Proposal and the Charter Amendment Proposal, the Company will be entitled to pay interest in additional PIK notes for a period of only 18 months following the Issue Date. Following approval of the Share Issuance Proposal and the Charter Amendment Proposal, the Company will have the right at its option to pay PIK interest under the Notes for the entire term of the Notes at the reduced rate of SOFR plus 9.5%.

The Indenture governing the Notes includes a covenant of the Company to maintain financial liquidity, comprised of cash and availability under the Company’s revolving line of credit, of at least $10 million. The Indenture also contains limitations on restricted payments (including based on a fixed charge coverage ratio and net leverage ratio), and limitations on the Company making capital expenditures in 2022 to $25 million and thereafter to $15 million per year, plus a capex adjustment amount. The capex adjustment amount with respect to any fiscal year is an amount equal to (a) an additional amount of $500,000 for each rig above an aggregate of 17 rigs that the Company operates during such fiscal year, plus (b) an amount equal to costs incurred to reactivate any rig, so long as (i) the Company has a signed contract with a customer with respect to each such rig of at least a one (1) year duration providing for early termination payments consistent with past practice equal to at least the expected margin on the contract, (ii) the expected margin on such rig contract will be equal to or exceed such reactivation capital expenditures, and (iii) the reactivation capital expenditures, rig contract and the expected margin calculation are approved by the Company’s board of directors. In addition, capital expenditures funded with proceeds from equity offerings are permitted and are excluded from this covenant. If and when the Company has limited excess availability under the Company’s revolving line of credit agreement, the Indenture will also require the Company to maintain a fixed charge coverage ratio of at least 1.00 to 1.00.

The Notes are secured by a first priority lien on collateral other than accounts receivable, deposit accounts and other related collateral pledged as first priority collateral under our revolving credit facility (“Revolver Collateral”) and a second priority lien on such Revolver Collateral, and are unconditionally guaranteed by all of our current and future direct and indirect subsidiaries.

Concurrently with the private placement of the Notes, the MSD Investors were issued an aggregate of 1,701,000 Shares (the “Structuring Fee Shares”) in a private placement pursuant to a Fee Letter, dated March 18, 2022 by and among the MSD Investors and GCM. The Structuring Fee Shares were allocated among the MSD Investors as follows: MSD PCOF Partners - 1,002,229 Structuring Fee Shares; MSD Private Credit Fund - 329,654 Structuring Fee Shares; and MSD Master Fund - 369,117 Structuring Fee Shares.

Concurrently with the execution of the Subscription Agreement, each of the MSD Investors, MSD Partners, affiliates of GCM, William Monroe and our officers and directors (severally and not jointly) entered into a Voting and Support Agreement with us, dated March 18, 2022 (the “Voting Agreement”). Our stockholders who are subject to the Voting Agreement have, among other things, agreed with us (but not any of the other stockholders) to vote the shares of our Common Stock held by each such stockholder (1) in favor of an amendment of the Charter Amendment Proposal, (2) in favor of the Share Issuance Proposal, and (3) in favor of the LTIP Proposal.  As of the Record Date, these stockholders owned an aggregate of approximately 36.5% of the outstanding shares of Common Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our Compensation Committee has served as an officer or employee of the Company. None of the members of the Compensation Committee has had any substantial business dealings with the Company. None of our executive officers are now, or at any time has been, a member of the compensation committee or board of directors of another entity, one of whose executive officers has been a member of the Compensation Committee.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

The Board is providing stockholders with an advisory vote on executive compensation pursuant to the Dodd-Frank Wall Street Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended. This advisory vote, commonly known as a “say-on-pay” vote, is a non-binding vote on the compensation paid to our named executive officers as set forth in the “Executive Compensation” section of this Proxy Statement beginning on page 70.

Our executive compensation program is generally designed to attract, retain, motivate and reward highly qualified and talented executive officers. The underlying core principles of our executive compensation program are to:

●	Align the interests of our executives with those of our stockholders;
●	Integrate compensation with our business plans and strategic goals;
●	Link amount of compensation to both company and individual performance goals; and
●	Provide fair and competitive compensation opportunities that attract and retain executives.

The “Compensation Discussion and Analysis (CD&A)” section of this Proxy Statement, which begins on page 55, describes our executive compensation program and the executive compensation decisions made by the Compensation Committee and Board for fiscal 2021 in more detail. Important considerations include:

●	A significant portion of the compensation paid or awarded to our named executive officers in fiscal 2021 was “performance-based” or “at-risk” compensation that is tied directly to the achievement of financial and other performance goals or long-term stock price performance. In fact, 100% of long-term compensation awards in 2021 were in the form of performance-based compensation. As our stock price declined during this period, the effective compensation of our named executive officers had a material direct correlation with returns of our stockholders.
●	Equity-based compensation granted to our named executive officers in 2021 was 100% in the form of at-risk, cash-settled performance awards and out-of-the-money stock appreciation rights, which align the long-term interests of our executives with the long-term interests of our stockholders.
●	Our executive officers receive only modest perquisites and have modest severance and change-in-control arrangements.
●	We have adopted a clawback policy.
●	In response to deteriorating market conditions caused by the COVID-19 pandemic, we reduced 2021 cash compensation for our CEO and our other named executive officers.

We believe that our executive compensation program and related decisions link pay to performance. For example,  in 2021 80% of our Chief Executive Officer’s compensation was tied to performance and stock-based compensation, and over the past three years, as a result of weak market conditions during this period of time, our Chief Executive Officer’s realized pay was only 30% of target compensation during this period and only 19% of target compensation in fiscal 2021. Accordingly, the Board recommends that our stockholders vote in favor of the say-on-pay vote as set forth in the following resolution:

RESOLVED, that our stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

Stockholders are not ultimately voting to approve or disapprove the recommendation of the Board. As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise. The Compensation Committee and Board expect to take into account the outcome of this advisory vote when considering future executive compensation decisions.

The next say-on-pay vote is anticipated to occur at our 2023 Annual Meeting of Stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

PROPOSAL 3: CHARTER AMENDMENT PROPOSAL

Your Board unanimously recommends amending the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 50 million shares to 250 million shares (the “Charter Amendment Proposal”). The amendment would not change the number of authorized shares of preferred stock or the par value per share of any stock.

Why the Board Recommends You Vote in Favor of the Charter Amendment Proposal

You are being asked to vote on the Charter Amendment Proposal because we have minimal shares available for future grant under our Restated Certificate of Incorporation. This has a material negative impact on our ability to execute our business plan and take advantage of opportunities for our stockholders that may become available to us in the form of stock splits, stock dividends or strategic consolidating transactions. In addition, as noted elsewhere in this Proxy Statement, the most important benefits of the Refinancing and the execution of our rig reactivation plans also require approval of the Charter Amendment Proposal.

Currently, the Company has 50 million shares of Common Stock authorized for issuance under our Restated Certificate of Incorporation, of which 13,617,005 are currently outstanding, 31,065,089 are currently reserved for issuance under the Notes and 100,583 are reserved for issuance under our current 2019 Plan.  Therefore, only 5,217,323 shares of Common Stock remain available for future issuance, which provides no flexibility to our Board to manage the capital structure of the Company or take advantage of strategic opportunities for the benefit of the Company and our stockholders.  The following summarizes the most important reasons why approval of the Charter Amendment Proposal is so important for us and our stockholders:

●	Approval of the Charter Amendment Proposal is Necessary to Realize the Full Benefits of the Refinancing and for the Company to Execute Its Rig Reactivate Program and Business Plans. As noted above, approval of the Charter Amendment Proposal is necessary for us to be able to realize some of the most important benefits of the Refinancing Transaction, including (i) the ability to PIK interest at a lower rate throughout the term of the Notes and (ii) the ability to issue, at the Company’s option, up to $7.5 million of additional Notes. Our ability to reactivate additional rigs which is an integral part of our long-term business plan will be materially impaired if we do not have access to these liquidity enhancing features that require approval of the Charter Amendment Proposal.
●	Approval of the Charter Amendment Will Permit the Company to Pursue Redemption of Notes and Provide More Flexibility to Refinance the Notes at Their Maturity. As noted above, the Company has the option to redeem up to $50 million of Notes over the 18-month period following the Issue Date. Redemptions are required to be funded through sales of Common Stock at prices equal to or exceeding the conversion price under the Notes. We believe this is a valuable opportunity to reduce overall leverage and interest expense. We will not be able to pursue this opportunity unless the Charter Amendment Proposal is approved.
●	Approval of the Charter Amendment is Very Important for the Company to be able to Consider Future Strategic Acquisitions and Mergers. We believe that consolidation in our industry over the next several years is likely to occur as land drilling contractors seek to maximize efficiencies and value for their stakeholders. We believe there are several smaller competitors operating pad-optimal, super-spec rigs in our target markets of Texas, Louisiana and New Mexico, that would be consolidating or acquisition candidates for us.

Although we cannot guarantee or predict if any such consolidating opportunities will become available or will be executed, we likely will not be able to consider any such strategic consolidating opportunities unless the Charter Amendment Proposal is approved at the Annual Meeting.

The additional authorized shares of Common Stock can be issued by the Board, without further stockholder action, except as required by law or stock exchange regulations. The Board believes that this flexibility is in the best interests of the Company and its stockholders. The resolution adopted by the Board recommending this proposal states:

RESOLVED: The second sentence of the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of this Corporation be amended and restated to read in its entirety as follows:

“The total of number of shares of stock which the Corporation shall have authority to issue is 260,000,000, consisting of 250,000,000 shares of Common Stock, with a par value of $0.01 per share, and 10,000,000 shares of Preferred Stock, with a par value of $0.01 per share.”

A copy of the form of Certificate of Amendment to the Restated Certificate of Incorporation is attached hereto as ANNEX I.

Stockholders Who have Agreed to Vote in Favor of the Charter Amendment Proposal

Pursuant to the terms and conditions of the Voting and Support Agreement, William Monroe, MSD Partners and GCM., as well as members of our Board and executive management, have agreed to vote in favor of the Charter Amendment Proposal. These stockholders own approximately 36.5% of the Company’s outstanding shares of Common Stock as of the Record Date.

Vote Necessary to Approve the Charter Amendment Proposal

THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF ALL COMMON STOCK AS OF THE RECORD DATE IS REQUIRED FOR APPROVAL OF THE CHARTER AMENDMENT PROPOSAL. IF YOU “ABSTAIN” OR OTHERWISE DO NOT VOTE ON THE PROPOSAL, IT HAS THE SAME EFFECT AS A VOTE AGAINST THE AMENDMENT.

If the Charter Amendment Proposal is approved, the amendment to the Restated Certificate of Incorporation will become effective upon filing the Certificate of Amendment to the Restated Certificate of Incorporation (as shown in the Appendix) with the Delaware Secretary of State.

Recommendation of the Board

YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 50 MILLION TO 250 MILLION.

PROPOSAL 4: LTIP PROPOSAL

The Board unanimously believes that it is in the best interests of both the Company and our stockholders that you approve the adoption of Amendment No. 1 to the Independence Contract Drilling 2019 Omnibus Incentive Plan (the “LTIP Proposal”) increasing the number of authorized shares under the Independence Contract Drilling 2019 Omnibus Incentive Plan (the “2019 Plan”) from 4,300,000 to 4,575,000.

The LTIP Proposal is required for the Company to be able to continue the Company’s long-term incentive compensation program for employees and directors in 2022 and beyond.  The Company’s 2022 long-term incentive program was entered into pursuant to and in connection with the Refinancing Transaction and was negotiated and agreed to by the Company and the holders of Notes in connection with and prior to the closing of the transactions contemplated by the Refinancing Transaction.  Implementation of the 2022 long-term incentive program requires approval of the LTIP Proposal at the Annual Meeting. The LTIP Proposal and 2022 long-term incentive compensation program was also reviewed by the Company’s largest stockholder in connection with his review and consideration of the Refinancing Transaction.

The Company’s three largest stockholders, as well as the Company’s directors and executive officers, have agreed pursuant to the terms and conditions of a Voting and Support Agreement, to vote in favor of the LTIP Proposal at the Annual Meeting.  These stockholders owned approximately 36.5% of the Company’s issued and outstanding Common Stock as of the Record Date.

You can read more about the background and rationale for the Refinancing Transaction beginning on page 2 of this Proxy Statement.

Increase in Authorized 2019 Plan Shares

The 2019 Plan is being amended in order to increase the number of authorized shares of Common Stock issuable under such plan by 4,300,000 shares (from 275,000 shares to 4,575,000 shares). As of the Record Date, awards for up to 214,317 shares had been granted under the 2019 Plan, leaving only 60,683 shares currently available for future awards.

The 2019 Plan is intended to promote the interests of the Company, by encouraging officers, employees, directors and consultants of the Company and its affiliates to acquire or increase their equity interest in the Company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. The Board believes it is desirable to increase the share reserve so the Company and its affiliates can continue to attract and retain the services of individuals who are essential for the growth and profitability of the Company.

Potential Dilution

If approved by our stockholders, the request to increase the number of shares of Common Stock for future issuance under the 2019 Plan will contribute to an increase in potential dilution under the 2019 Plan. Following approval of the LTIP Proposal, total potential dilution under the 2019 Plan would be approximately 10.24% on a fully-diluted basis assuming full conversion of the Notes and the Share Issuance Proposal is not approved and 9.43% on a fully-diluted basis assuming full conversion of the Notes and the Share Issuance Proposal is approved.  In each case, the calculation of fully-diluted shares does not assume PIK interest is elected or any additional Notes are issued under the Indenture.

In considering this proposal, stockholders should also be aware that the Company’s three-year average burn rate under its long-term incentive plan programs was approximately 1.6%.

Participants

Our employees are eligible to receive awards under our 2019 Plan. As of the Record Date, there were approximately 507 employees of the Company. In addition, the independent directors of our Company (of which there were four as of the Record Date) are eligible to receive awards under the 2019 Plan. The 2019 Plan also permits awards to be granted to certain consultants, agents, representatives, advisors and independent contractors who render services to our Company and its affiliates; however, to date no such awards have been made under the 2019 Plan.

Individual Limits

The maximum number of shares that may be issued with respect to incentive stock options non-qualified stock options, stock appreciation rights, performance stock awards and performance unit awards payable in stock to any single employee during a calendar year is equal to the number of shares authorized under the 2019 Plan. The maximum value of performance unit awards payable in cash that may be granted to a single employee during a calendar year, determined as of the date of grant, is $3 million. The maximum amount that may be paid to an employee under an annual cash incentive award granted to a single employee during a calendar year is $3 million.

Performance Goals

The vesting and the transferability restrictions applicable to any performance stock or performance unit award will be based upon the attainment of such performance goals as the Committee may determine. The performance goals for awards will be based on one or more business criteria for our Company, as specified by our Committee, from the following list with respect to our Company: earnings per share, earnings per share growth, total stockholder return, economic value added, cash return on capitalization, increased revenue, revenue ratios (per employee or per customer), net income, stock price, market share, return on equity, return on assets, return on capital, return on capital compared to cost of capital, return on capital employed, return on invested capital, stockholder value, net cash flow, operating income, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), cash flow, cash flow from operations, cost reductions, cost ratios (per employee or per customer), proceeds from dispositions, project completion time and budget goals, net cash flow before financing activities, customer growth, total market value, successful losing of transactions, utilization rates and safety and environmental performance measures (including total recordable incident rates (“TRIR”)), or other goals as the Committee may determine whether or not listed in the 2019 Plan.

At the end of the applicable performance period, our Committee will certify the attainment of the performance goals and may not increase the number of shares or cash payable to covered officers upon attainment of such goals.

Material Features of the 2019 Plan

Our Board has adopted, and our stockholders have approved, the 2019 Plan. Our 2019 Plan provides for the grant of options to purchase our Common Stock, stock appreciation rights, restricted stock, restricted stock units, performance stock, performance units, other stock-based awards and certain cash awards. The following summary of the principal terms of the 2019 Plan is qualified in its entirety by the full text of the 2019 Plan, which has been previously filed electronically with the SEC and can be reviewed on the SEC’s website at www.sec.gov. You may also obtain, free of charge, a copy of the 2019 Plan by writing to our Corporate Secretary at Independence Contract Drilling, Inc., 20475 Hwy 249, Suite 300, Houston, TX 77070.

Authorized Shares

We currently have authorized and reserved for issuance under our 2019 Plan 275,000 shares of our Common Stock, including 29,157 shares under unvested restricted stock unit awards, 10,743 outstanding stock units under performance based restricted stock unit awards assuming the maximum number of shares are awarded.  There are currently 60,683 additional shares of Common Stock available for grant under the 2019 Plan.  This excludes shares potentially issuable under awards granted in 2022 that will not vest and cannot be exercisable and will be forfeited unless the LTIP Proposal is approved at the Annual Meeting.  If our stockholders approve the LTIP Proposal, the aggregate number of shares of our Common Stock that will be available for issuance under awards granted pursuant to the 2019 Plan, as amended, will be increased by 4.3 million to 4.575 million.

If an award expires or is canceled or forfeited, the shares covered by the award again will be available for issuance under the 2019 Plan. Shares tendered or withheld in payment of an exercise price or for withholding taxes are not available for issuance again under the 2019 Plan.

Awards may be granted under our 2019 Plan in substitution for stock options and other awards held by employees of other corporations who are about to become employees of our Company or any of our subsidiaries.  The terms and conditions of the substitute awards granted may vary from the terms and conditions set forth in our 2019 Plan to the extent the Committee may deem appropriate. Shares underlying the substitute awards will not reduce the number of shares available for issuance under the 2019 Plan.

Administration

Our Compensation Committee administers our 2019 Plan. In administering awards under our 2019 Plan, the Committee has the power to determine the terms of the awards granted under our 2019 Plan, including the number of shares subject to each award and the vesting and exercisability conditions of the awards. The Committee also has full power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions advisable for the administration of the 2019 Plan.

Types of Awards

Under our 2019 Plan, the Committee may grant the following awards:

●	Options to Acquire Shares of Our Common Stock. The exercise price of options granted under our 2019 Plan must at least be equal to the fair market value of our Common Stock on the date of grant and the term of an option may not exceed ten years, except that with respect to an incentive option granted to any employee who owns more than 10% of the voting power of all classes of our outstanding stock as of the grant date, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date.
●	Stock Appreciation Rights. These awards allow the recipient to receive the appreciation in the fair market value of our Common Stock between the exercise date and the date of grant. The amount payable under the stock appreciation right may be paid in cash or with shares of our Common Stock, or a combination thereof, as determined by the Committee.
●	Restricted Stock. These awards of our shares of Common Stock vest in accordance with terms and conditions established by the Committee.
●	Restricted Stock Units. These awards are based on the value of our Common Stock and may be paid in cash or in shares of our Common Stock, or a combination thereof, as determined by the Committee.
●	Performance Stock Awards and Performance Stock Unit Awards. Performance stock and performance units are awards that will result in a payment to a participant only if performance goals established by the Committee are achieved or the awards otherwise vest. The Committee may establish organizational or individual performance goals which, depending on the extent to which they are met, will determine the number and the value of performance stock, performance units and annual cash incentive awards to be paid out to participants. Payment under performance unit awards may be made in cash or in shares of our Common Stock with equivalent value, or some combination of the two, as determined by the Committee.
●	Annual Cash Incentive Awards. These awards are based on the attainment of performance goals as determined by the Committee, on terms, conditions and limitations determined by the Committee, with payments under such awards made in cash.

●	Other Stock-Based Awards. These awards on based on other types of equity-based or equity-related awards not otherwise described by the terms and provisions of the 2019 Plan (including the grant or offer for sale of unrestricted shares of Common Stock ), as determined by the Committee.
●	Cash-Based Awards. These awards are based on a payment amount or payment range, containing any vesting, transferability and forfeiture restrictions as determined by the Committee.

Transfer Restrictions

Subject to certain exceptions, awards under the 2019 Plan are not transferable by the recipient other than by will or the laws of descent and distribution and awards of stock options and stock appreciation rights are generally exercisable, during the recipient’s lifetime, only by him or her.

Adjustments or Changes in Capitalization

The existence of outstanding awards will not affect in any way the right or power of our Company to make any adjustments, recapitalizations, reorganizations or other changes in our Company’s capital structure or its business. If our Company shall effect a capital readjustment or any increase or reduction of the number of shares of our Common Stock outstanding, without receiving compensation therefor in money, services or property, the Committee shall provide for adjustment in (i) the number, class or series and per share price of Common Stock subject to outstanding awards under the 2019 Plan and (ii) the number and class or series of Common Stock then reserved to be issued under the 2019 Plan.

Change in Control

If we are not the surviving entity in any merger, consolidation or other reorganization; if we sell, lease or exchange or agree to sell, lease or exchange all or substantially all of our assets; if we are to be dissolved; or if we are a party to any other corporate transaction, then the Committee may:

●	accelerate the time at which some or all of the awards then outstanding may be exercised, after which all such awards that remain unexercised shall terminate;
●	require the mandatory surrender to our Company of some or all of the then outstanding options and stock appreciation rights as of a date in which event the Committee will then cancel such award and our Company will pay to each such holder an amount of cash per share equal to the excess, if any, of the per share price offered to stockholders of our Company with respect to their shares of Common Stock in connection with such transaction over the exercise or grant price under such award for such shares;
●	have some or all outstanding awards assumed or have a new award of a similar nature substituted for some or all of the then outstanding awards;
●	provide that the number of our shares covered by an award will be adjusted so that such award when exercised will then cover the number and class or series of our shares or other securities or property to which the holder of such award would have been entitled pursuant to the terms of his or her award agreement or the 2019 Plan relating to such transaction if the holder of such award had been the holder of record of the number of shares then covered by such award; or
●	make such adjustments to awards then outstanding as the Committee deems appropriate to reflect such transaction.

After a merger involving our Company each holder of a restricted stock award granted under our 2019 Plan shall be entitled to have his or her restricted stock appropriately adjusted based on the manner in which the shares of our Common Stock were adjusted under the terms of the agreement of merger.

Awards under our 2019 Plan will be designed, granted and administered in such a manner that they are either exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

Amendment and Termination

Our Board may alter, amend, or terminate our 2019 Plan and the Committee may alter, amend, or terminate any award agreement in whole or in part; however, no termination, amendment, or modification shall adversely affect in any material way any award previously granted, without the written consent of the holder.

No awards may be granted under our 2019 Plan on or after the tenth anniversary of the effective date of the 2019 Plan unless our 2019 Plan is subsequently amended, with the approval of stockholders, to extend the termination date. The stockholders’ approval of an extension of the termination date, to the date ten years from the stockholder approval of the amendment, is included as part of the proposed Amendment.

Tax Withholding

When cash is to be paid pursuant to an award under the 2019 Plan, the Company may deduct an amount sufficient to satisfy any federal, state or other taxes required by law to be withheld. When shares of our Common Stock are to be delivered pursuant to an award under the 2019 Plan, the Company may require the participant to remit to the Company in cash an amount sufficient to satisfy any federal, state or other taxes required by law to be withheld. With the Committee’s approval, a participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of our Common Stock having a value equal to the minimum amount of required tax to be withheld.

Federal Income Tax Consequences

The following discussion covers the principal United States federal income tax consequences with respect to awards that may be granted under the 2019 Plan. It is a brief summary only. The discussion is limited to the federal income tax consequences for individuals who are U.S. citizens or residents for U.S. federal income tax purposes and does not describe state, local or foreign tax consequences of an individual’s participation in the 2019 Plan. The summary does not purport to address all tax considerations that may be relevant.

Stock Options

A participant will not realize taxable income upon the receipt of a nonqualified stock option. Upon the exercise of a nonqualified stock option, a participant will realize ordinary taxable income equal to the difference between the fair market value of the Common Stock being purchased and the exercise price. The Company will generally be entitled to take a federal income tax deduction in the same amount and same year in which the participant recognizes ordinary income from the exercise of the nonqualified stock option.

If a participant exercises a nonqualified stock option and subsequently sells the shares of our Common Stock received on exercise, any appreciation or depreciation will be taxed as capital gain or loss, respectively, in an amount equal to the difference of the sale proceeds for the shares of stock and the participant’s tax basis in the shares. The participant’s tax basis in the shares will generally be the amount paid for the shares (i.e., the exercise price) plus the amount included in the participant’s ordinary income upon exercise.

A participant generally will not realize taxable income upon the grant or vesting of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after his or her employment ends other than as a result of death (12 months in the case of disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the option were a nonqualified stock option). If a participant sells or otherwise disposes of the acquired shares after the later of (i) one year from the date the participant exercised the option and (ii) two years from the grant date of the option, the participant will recognize capital gain or loss equal to the difference between the amount the participant received in the sale or exchange and the option exercise price. If a participant disposes of the shares before these holding period requirements are satisfied, the disposition will constitute a disqualifying disposition, and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess, as of the date of exercise of the option, of the fair market value of the shares received over the option exercise price (or, if less, the excess of the amount realized on the sale of the shares over the option exercise price). Additionally, the participant will have long-term or short-term capital gain or loss equal to the difference between the amount the participant received upon disposition of the shares and the option exercise price increased by the amount of ordinary income, if any, the participant recognized.

The Company generally will also be entitled to a deduction in the amount of ordinary income, if any, recognized by the participant with respect to the incentive stock options.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares already held by the participant to pay the exercise price or if the shares received upon exercise of the option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights

The tax treatment of a stock appreciation right is essentially the same as for a nonqualified stock option. Thus, a participant will realize no income upon the grant of a stock appreciation right. Upon the exercise of a stock appreciation right, a participant will realize ordinary income equal to the amount of cash and/or the fair market value of the Common Stock received. The Company will generally be entitled to take a federal income tax deduction in the same amount and same year in which the participant recognizes ordinary income from the exercise of the stock appreciation right.

Restricted Stock

A participant will not recognize any income upon the receipt of restricted stock unless the participant elects under Section 83(b) of the Code, within 30 days of receipt, to recognize ordinary income equal to the fair market value of the restricted stock at the time of receipt, less any amount paid for the stock. If the election is made, the holder will not be allowed a deduction for amounts subsequently required to be returned to the Company. If the election is not made, then on the date(s) that the restrictions to which the restricted stock are subject terminate, the holder will generally recognize ordinary income in an amount equal to the fair market value of the Common Stock on the date on which the restrictions have terminated, less any amount paid for the stock.

Generally, upon a sale or other disposition of restricted stock with respect to which the holder has previously made a Section 83(b) election or with respect to which the restrictions were previously terminated, and the holder has, therefore, recognized ordinary income, the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and the holder’s basis in the stock. The holder’s basis will equal the fair market value of the stock at the time the restrictions were removed or, in the case of a Section 83(b) election, the fair market value of the stock on the grant date.

The Company will generally be entitled to take a federal income tax deduction in the same amount and same year in which the participant recognizes ordinary income with respect to the grant or vesting of the restricted stock.

Stock Bonuses

Generally, a participant receiving a stock bonus award (unrestricted stock) (as an “other stock-based award” under the 2019 Plan) will recognize taxable income at the time of grant of the award of unrestricted stock. The taxable income will equal the excess of the fair market value of the unrestricted stock on the grant date over any amount the participant pays for the unrestricted stock.

The Company will generally be entitled to take a federal income tax deduction in the same amount and same year in which the participant recognizes ordinary income with respect to the grant of the unrestricted stock.

Other Awards

In the case of an award of restricted stock units, performance shares, performance units, annual incentive awards or other stock or cash awards, a participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares of Common Stock received on the date of payment or delivery. The Company generally will be entitled to a federal income tax deduction in the same amount and same year in which the participant recognizes ordinary income with respect to the award.

Section 409A

Section 409A of the Code addresses federal income tax treatment of all amounts that are nonqualified deferred compensation. The Company intends that awards granted under the 2019 Plan comply with, or otherwise are exempt from, Section 409A of the Code, but makes no representation or warranty to that effect. If the 2019 Plan or the terms of an award fail to meet the requirements of Section 409A with respect to such award, then such award shall remain in effect and be subject to taxation in accordance with Section 409A.

Parachute Payments

In the event any payments or rights accruing to a participant upon a change in control, including any payments or vesting under 2019 Plan triggered by a change in control, constitute “parachute payments” under Section 280G of the Code, depending upon the amount of such payments and the other income of the participant, the participant may be subject to an excise tax on all or a portion of such payment (in addition to ordinary income tax) and we may be disallowed a deduction for all or a portion of the payment.

Additional Information

As of the Record Date, the aggregate numbers of shares of our Common Stock that are subject to awards under the 2019 Plan were as follows:

	Time-Vested	Performance-
Name	RSU's(1)	Based RSUs(1)(2)
J. Anthony Gallegos, Jr.	7,376	12,292
Philip A. Choyce	2,743	4,570
Scott A. Keller	648	1,078
Non-Employee Directors	32,761	—
All Current Officers & Directors (10 persons as a group)	45,016	20,418
Executive Officers (five persons as a group)	12,255	20,418
All Employees who are not executive officers	642	1,068

(1)	Excludes awards granted in 2022 that cannot vest and are not exercisable and will be forfeited unless the LTIP Proposal is approved at the Annual Meeting. These grants are summarized below under “New Plan Benefits.”
(2)	Represents the maximum number of shares that could be issued assuming the maximum performance award achievement is realized.

Burn Rate

On March 11, 2020, the Company completed a 1 for 20 reverse stock split, and amounts included in this table and derived from our Annual Report on Form 10-K for the year ended December 31, 2021, have been adjusted to reflect this reverse stock split.

		Full Value		Weighted
Time	Performance	RS/RSUs	Total Adjusted	Average Shares
Period	Units Vesting	Issued(1)	Awards(2)	Outstanding	Burn-Rate
Fiscal 2019	—	28,244	42,366	3,773,500	1.12%
Fiscal 2020	1,260	64,914	99,261	4,907,175	2.02%
Fiscal 2021	—	77,938	116,907	7,507,387	1.56%
			Three Year Average Burn-Rate		1.60%

(1)	Represents restricted stock units and restricted stock shares issued during applicable fiscal years.
(2)	Value of performance shares vesting and full value restricted stock and restricted stock unit awards granted applying the ISS assigned premium of 1.5x to full value awards granted.

New Plan Benefits: Grants Subject to Approval of the LTIP Plan Proposal or Forfeitable if the LTIP Proposal is not Approved

Since awards under the 2019 Plan are determined by the Committee in its sole discretion, the benefits or amounts that will be received by or allocated to participants in the future under the 2019 Plan are not currently determinable. The closing sale price per share of Common Stock on the New York Stock Exchange on April 19, 2022 was $4.88.

Because the Company has minimal shares of Common Stock available for issuance under the 2019 Plan, awards granted in connection with the Company’s 2022 long-term incentive plan program cannot vest and are not exercisable and will be forfeited unless the LTIP Proposal is approved at the Annual Meeting.  The following chart summarizes these grants made in 2022 that cannot vest or be exercised and will be forfeited if the LTIP Proposal is not approved.

		Out-of-the-
		Money Stock
	Time-Vested	Appreciation
Name	RSU's(1)	Rights(2)
J. Anthony Gallegos, Jr.	654,001	654,001
Philip A. Choyce	227,478	263,022
Scott A. Keller	142,174	184,826
Non-Employee Directors	66,008	—
All Current Officers & Directors (10 persons as a group)	1,267,379	1,347,099
Executive Officers (five persons as a group)	1,201,371	1,347,099
All Employees who are not executive officers	220,370	74,641

(1)	Represents restricted stock units vesting in 1/3 increments on each of March 18, 2023, December 31, 2023 and December 31, 2024. Award will be forfeited unless the LTIP Proposal is approved at the Annual Meeting.
(2)	Represents out-of-the money stock appreciation rights with a strike price of $5.19 per share, representing a 28.5% premium to the closing price on the date of grant (March 18, 2022). The SARS vest 1/3 on the first anniversary of the date of grant and then in equal increments each quarter during the second and third years following the date of grant.

Stockholders Who have Agreed to Vote in Favor of the LTIP Proposal

Pursuant to the terms and conditions of the Voting and Support Agreement, William Monroe, MSD Partners and GCM, as well as members of our Board and executive management, have agreed to vote in favor of the LTIP Proposal.

These stockholders owned approximately 36.5% of the Company’s outstanding shares of Common Stock as of the Record Date.

Required Vote

THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING, EITHER IN PERSON OR BY PROXY, IS REQUIRED FOR THE ADOPTION OF THE AMENDMENT TO THE COMPANY’S 2019 PLAN.

Board Recommendation

THE BOARD BELIEVES THAT THE APPROVAL OF THE LTIP PROPOSAL IS IN THE BEST INTERESTS OF THE COMPANY AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” ITS APPROVAL.

PROPOSAL 5: APPROVAL OF THE SHARE ISSUANCE PROPOSAL

What You are Being Asked to Approve

On March 18, 2022, we issued $157.5 million of Notes in the Refinancing Transaction, the proceeds of which were utilized primarily to repay all outstanding indebtedness under our then-existing term loan and merger consideration due June 30, 2022 relating to our combination with Sidewinder Drilling in 2018.  The Notes were issued pursuant to the terms and conditions of the Indenture.

The Share Issuance Proposal is required to be submitted by us to our stockholders for approval pursuant to the terms and conditions of the Indenture.  Pursuant to the terms of the Share Issuance Proposal, stockholders are being asked to approve, in accordance with Section 312.03 of The New York Stock Exchange Listed Company Manual, the issuance of up to 64,045,085 shares of Common Stock (subject to adjustment for stock dividends, splits and recapitalizations, etc., pro rata based on any subsequent changes to the applicable conversion rate under the Indenture) upon conversion of any Notes issued under the Indenture.

Upon approval of the Share Issuance Proposal, the shares issuable upon conversion of the Notes are subject to change based the following matters, including (i) items that will be permitted at the Company’s option (i.e., issuances of PIK Notes and certain additional Notes, or the conversion of Notes in connection with a Qualified Merger) together with (ii) items that will change subject to the Note holders option (including the change in the conversion rate and the conversion of Notes at the applicable rate without a 75% limitation):

●	an increase of the Note holder’s optional conversion rate for the Notes from 197.23866 shares of common stock per $1,000 principal amount of Notes (representing a conversion price of $5.07 per share) to 221.72949 shares of Common Stock per $1,000 principal amount of Notes (representing a conversion price of $4.51 per share);
●	the issuance by the Company of up to $7.5 million of additional Notes, if and when issued by the Company at the Company’s option;
●	the issuance by the Company of PIK Notes, at the Company’s option, during the term of the Notes;
●	the issuance of shares of Common Stock upon conversion of all Notes without any limitation of the 75% “Pre-Approval Conversion Ratio” (as defined in the Indenture) limiting the conversion of the Notes; and
●	the issuance of shares of Common Stock upon conversion of Notes, at the Company’s option, in connection with a Qualified Merger (as defined in the below), to the extent the number of shares issuable upon such conversion would exceed the number of shares of Common Stock issuable at the otherwise then-current Conversion Rate.

If the Share Issuance Proposal is approved at the Annual Meeting, significant benefits negotiated by us in connection with the issuance of the Notes become available to the Company, including (i) a significant reduction in the PIK interest rate under the Notes from SOFR + 14.0% to SOFR + 9.5%, (ii) the option to PIK interest extends for the entire term of the Notes and (iii) the ability to issue, at the Company’s option, an additional $7.5 million of additional Notes pursuant to the Indenture.

Rationale and Background of the Refinancing Transaction

The Refinancing Transaction was a culmination of two years of work relating to the adverse effects the COVID-19 pandemic on the Company’s business, operations and financial condition, and the Company’s subsequent recovery.  In August 2020, as a result of the pandemic, the Company had only three drilling rigs running, but the Company successfully reactivated fourteen rigs over the past 18 months, so that the Company had 17 rigs operating at March 31, 2022.  We believe that the Company would have reactivated additional rigs but for the fact that the Company did not have the financial liquidity or access to capital required to make the necessary investments to complete additional rig reactivations.

As the market improved in the fall of 2021, the Company began evaluating the best refinancing alternatives available for the Company to repay its prior term loan.  The Company’s evaluation and exploration of alternatives, with the assistance of its financial advisor, confirmed there were significant challenges in the credit markets for a company of our size, in our industry and with our amount of debt.   A key priority in the evaluation process, along with extending debt maturities, was to create a structure that would provide the Company with additional financial liquidity and capital needed to reactivate additional rigs into a very constructive market.  Most importantly, we wanted a refinancing solution that we believed preserved stockholder value and allowed stockholders to continue to participate in the potential upside as we execute our business plan over the next several years.  From a timing perspective, we wanted to complete a refinancing prior to our prior term loan becoming a current liability on our balance sheet, which we believed could create liquidity problems and reduce negotiating leverage with counterparties.  We also wanted to complete a refinancing in a timely manner that would allow us to restart our rig reactivation program and place rigs with customers into the fall of 2022 and winter/spring 2023 timeframe, where we believed supply and demand fundamentals for super-spec rigs like ours would be very constructive.

With our advisors, we considered traditional, regular-way financing sources and concluded that they would not be reasonably available to the Company in our desired window of opportunity to finance the entire balance of the prior term loan and provide us additional liquidity necessary to reactivate additional rigs and execute our business plan.  Thus, with our advisors, we reached out to over 80 different groups to gauge interest in working with us across a wide variety of debt and equity structures and other potential solutions.

As our process moved towards its conclusion, we contacted our largest stockholder and executed a confidential wall-cross agreement in mid-February 2022 with this stockholder so that we could present the Refinancing Transaction opportunity to the stockholder for his evaluation and consideration.   During this period of time, we also continued negotiating conversion price economics with our counterparties which ultimately resulted in a significant increase in the final conversion price.  We also reached out to several counterparties who previously expressed interest in participating in a refinancing transaction with the Company to re-ascertain their interest.  Through this process, we concluded that the Refinancing Transaction was the best refinancing alternative realistically available to the Company during the window of opportunity we had established.

We believe the Refinancing Transaction met all of our required goals and objectives we set when we began this process in the fall of 2021.  In particular, we believe the following goals were successfully obtained:

●	Extension of Maturities. The Notes mature in March 2026, so we obtained a meaningful extension in debt maturities.
●	Capital Availability. The Notes permit us to PIK interest (for up to 18 months without approval of the Share Issuance Proposal and the Charter Amendment Proposal) for the entire term of the Notes with approval of the Share Issuance Proposal and the Charter Amendment Proposal, which ability to PIK interest provides a substantial liquidity boost to the Company. We estimate that the cash available from paying PIK interest for two years will substantially fund the capital expenditures necessary to reactivate our next seven rigs. The ability to PIK interest for at least a two-year period is integral to our ability to execute our rig reactivation and business plans.

In addition, the Notes contain an option of the Company to issue an additional $7.5 million of Notes to one or more noteholders who accept an offer to purchase them.  This feature is another significant liquidity option for the Company.   Access to the additional Notes feature provides the Company with additional financial flexibility when executing its rig reactivation and business plans.

●	Shareholder Value. The conversion price under the Notes of $4.51, assuming approval of the Share Issuance Proposal and the Charter Amendment Proposal at this Annual Meeting, represents a significant premium of 20% to the Company’s average 60-day closing price prior to issuance. More importantly, assuming full conversion of the Notes, we believe significant upside still exists for our stockholders as we begin reactivating rigs into a what we believe will be a very constructive market for our pad-optimal, super-spec drilling rigs.

Why a Stockholder Should Vote to Approve the Share Issuance Proposal

You are being asked to approve the Share Issuance Proposal because it is necessary for us to realize the full benefits of the Refinancing Transaction, which we believe is very important for maintaining and increasing stockholder value.  Upon approval of the Share Issuance Proposal and the Charter Amendment Proposal, we will receive various benefits, including the following items that we consider very valuable to us and our stockholders: (i) a reduction in the PIK interest rate from SOFR +14.0% to SOFR +9.5% and the right to PIK interest through the entire term of the Notes and (ii) the ability to issue, at the Company’s option, up to $7.5 million of additional Notes.  We believe approval of the Share Issuance Proposal is very important to the Company and in the best interests of our stockholders for the following reasons:

●	Approval of the Share Issuance Proposal Provides Capital Necessary for the Company to Execute its Rig Reactivation Plans. We currently have plans to reactivate three additional rigs during the remainder of 2022 and will look to reactivate four additional rigs during 2023. At current dayrates, all of these rig reactivations provide very attractive paybacks compared to their reactivation costs. We also have eight additional idle rigs that we are not currently marketing that we can consider reactivating if market conditions continue to be constructive. We currently estimate our next seven rig reactivations require capital expenditures ranging between $3.5 million to $5.5 million per rig, assuming no future inflationary cost impacts. The approval of the Share Issuance Proposal provides us additional financial liquidity we need to pursue these seven rig reactivations over the remainder of 2022 and 2023.
●	The Interest Savings from the Reduction in the PIK Interest Rate Far Exceeds the Value of Decreasing the Conversion Price under the Notes. Following approval of the Share Issuance Proposal and the Charter Amendment Proposal, the PIK interest rate under the Notes will reduce from SOFR + 14.0% to SOFR + 9.5%. The value of this potential interest savings far outweighs any negative impact from the reduction in the conversion price under the Notes. For example, the potential interest savings from the reduction in the PIK interest rate would exceed $37 million over the term of the Notes if the PIK option were elected by the Company through the entire term of the Notes. By comparison, the reduction in the conversion price will result in potential dilution of only approximately 3,857,306 shares. This would equate to approximately a $9.60 interest savings benefit to the Company for each additional share reserved for issuance as a result of the lower conversion price, far in excess of the current market price of our Common Stock.
●	The Right to PIK Notes Beyond 18 Months is an Important Liquidity Source to the Company. Currently, the Company is only allowed to PIK interest for the first 18 months following the issuance of the Notes. Upon approval of the Share Issuance Proposal at the Annual Meeting, the Company will have the right to PIK interest for the entire term of the Notes at a reduced rate of SOFR + 9.5%. The ability to PIK interest past 18 months is very important to the Company’s ability to execute its business plan. First, in order to execute its business plan to reactivate its remaining seven idle marketed rigs, the Company likely needs to PIK interest for at least a two-year period. In addition, the ability to PIK interest for a longer period of time provides the Company significant capital optionality in the event of the Company desires to reactivate any of its eight non-marketed rigs or in the event of an unforeseen decline or stall in market dynamics.
●	The Lower Conversion Price Remains at a Premium to the Company’s 30-Day and 60-Day Average Stock Prices. The lower conversion price of $4.51 still represents a premium of 11% to the Company’s 60-day average closing price as of April 19, 2022 and represents a 20% premium to the Company’s 60-day average closing price on the issuance date for the Notes.

Determining the Number of Shares Reserved for Issuance Following the Share Issuance Proposal

The 64,045,085 shares of Common Stock (subject to adjustment for stock dividends, splits and recapitalizations, etc., pro rata based on any subsequent changes to the applicable conversion rate under the Indenture) being reserved for issuance following approval of the Share Issuance Proposal (the “Maximum Share Reservation”) represents the maximum number of shares that the Company estimates could be issued upon conversion of the Notes; however, it does not necessarily represent the Company’s expectations in this regard.   For example, the Maximum Share Reservation is based upon the following factors that may not actually occur:

●	The Maximum Share Reservation Assumes the Company Elects to Issue $7.5 Million of Additional Notes. The Maximum Share Reservation assumes that the Company will exercise the option to issue up to an additional $7.5 million of Notes.
●	The Maximum Share Reservation Assumes the Company Elects to PIK Interest for the Entire Term of the Notes. The Maximum Share Reservation assumes that the Company will PIK interest for the entire term of the Notes. The Company currently estimates that it will PIK interest for the first two years following issuance of the Notes, and any election to PIK interest thereafter will be based upon market conditions and liquidity needs, in particular, if the Company decides to reactivate additional rigs over and above the seven rig reactivations it would like to reactivate during 2022 and 2023.
●	The Maximum Share Reservation Assumes the PIK Interest Rate Over the Entire Term of the Notes is 14.5%, Which Significantly Exceeds the Current PIK Interest Rate that Will be in Effect Following Approval of the Share Issuance Proposal. The PIK Interest rate under the Notes is variable in that it is based upon the SOFR rate in effect if and when the Company elects to PIK interest. Following approval of the Share Issuance Proposal, the PIK interest rate under the Notes will fall to SOFR + 9.5%, subject to a SOFR floor of 1.0%. As of April 6, 2022, SOFR was 0.40% (a Secured Overnight Financing Rate of 0.3% plus 0.1%), substantially below the current 1.0% floor. Thus, the current PIK interest rate in effect, assuming approval of the Share Issuance Proposal, would be 10.5%. However, when calculating the Maximum Share Reservation, the Company assumed a PIK Interest Rate throughout the entire term of the Notes of 14.5%, substantially above the current prevailing rate of 10.5% following approval of the Share Issuance Proposal, which the Company believes would require a very material increase in SOFR rates over the term of the Notes in order to come to fruition.
●	The Maximum Share Reservation Assumes Holders of the Notes Elect to Convert All or Part of the Notes Held by Them. Except in connection with a Qualified Merger Conversion, conversion of the Notes is at the option of the holders. The Maximum Share Reservation assumes 100% of the Notes are converted on or prior to maturity of the Notes, which may not occur.

The following table summarizes (assuming the Share Issuance Proposal is approved) the total number of shares of Common Stock that would be issued upon conversion of the Notes at maturity at the option of the holders based upon current SOFR rates and whether the Company elects to issue additional Notes or PIK interest for two years or the entire term of the Notes.

	Shares Issuable		Shares Issuable		Shares Issuable
	Upon		Upon		Upon
	Conversion: No	Shares Issuable	Conversion:	Shares Issuable	Conversion:
Shares Issuable	PIK Interest	Upon	Two Year	Upon	PIK Interest
Upon	Elected	Conversion:	PIK Interest	Conversion:	Elected Entire
Conversion:	Assuming	Two Year	Assuming	PIK Interest	Term Assuming
No PIK Interest	$7.5 Million	PIK Interest	$7.5 Million	Elected	$7.5 Million
Elected(1)	Additional Notes(1)	Elected(1)	Additional Notes(1)	Entire Term(1)	Additional Notes(1)
34,922,395	36,585,366	42,854,105	44,894,777	52,587,297	55,091,454

(1)	Calculated using PIK Interest Rate equal to 10.5% (calculated as SOFR + 9.5%, utilizing a 1% SOFR floor required by the Indenture governing the Notes).

Summary of Company’s Right to Mandatorily Convert Notes upon a Qualified Merger Transaction

Upon a Qualified Merger (defined below), the Company may elect to convert all, but not less than all, of the Notes at a conversion rate equal to the Company Conversion Rate (defined below) on the date on which the relevant Qualified Merger is consummated (a “Qualified Merger Conversion”), so long as the MOIC Condition (defined below) is satisfied with respect to such potential Qualified Merger Conversion.

A “Qualified Merger” means a Common Stock Change Event, consolidation, merger, combination or binding or statutory share exchange of the Company with a Qualified Acquirer (defined below).

A “Qualified Acquirer” means any entity that (i) has its common equity listed on the New York Stock Exchange, the NYSE American, Nasdaq Global Market or Nasdaq Global Select Market, or Toronto Stock Exchange, (ii) has an aggregate equity market capitalization of at least $350,000,000, and (iii) has a ”public float” (as defined in Rule 12b-2 under the Securities Act of 1933) of at least $250,000,000 in each case, as determined by the calculation agent based on the last reported sale price of such common equity on date of the signing of the definitive agreement in respect of the relevant Common Stock Change Event.

A “Common Stock Change Event” means the occurrence of any: (i) recapitalization, reclassification or change of the Company’s Common Stock (other than (x) changes solely resulting from a subdivision or combination of the common stock, (y) a change only in par value or from par value to no par value or no par value to par value and (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities); (ii) consolidation, merger, combination or binding or statutory share exchange involving the Company; (iii) sale, lease or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any person; or (iv) other similar event, and, as a result of which, the common stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing.

A “Company Conversion Rate” means, in respect of any Qualified Merger, the greater of (a) the relevant Conversion Rate, (b) $1,000 divided by the Company Conversion VWAP, and (c) the lowest rate that would cause the MOIC Condition to be satisfied with respect to the related Qualified Merger Conversion.

A “Company Conversion VWAP” means, in respect of any Qualified Merger, the average of daily VWAP over the five (5) VWAP Trading Days prior to the earlier of signing or public announcement (by any party, and whether formal or informal, including for the avoidance of doubt any media reports thereof) of a definitive agreement in respect of such Qualified Merger.

The “MOIC Condition” means, with respect to any potential Qualified Merger Conversion, MOIC is greater than or equal to the MOIC Required Level. The “MOIC Required Level” means (x) prior to approval of the Share Issuance Proposal, $1,450.00 or (y) after approval of the Share Issuance Proposal, $1,350.00. “MOIC” means, with respect to any potential Qualified Merger Conversion, an amount equal to the aggregate return on a hypothetical Note with $1,000 face amount, issued on the Issue Date, from the Issue Date through the potential Qualified Merger Conversion Date, including (x) the aggregate amount of any cash interest paid on such hypothetical Note from the Issue Date through the potential Qualified Merger Conversion Date, (y) the aggregate fair market value of any Conversion Consideration that would be received by the Holder of such hypothetical Note on the relevant Qualified Merger Conversion Date and (z) the aggregate fair market value of any Conversion Consideration that would be received on the relevant Qualified Merger Conversion Date by the Holder of any PIK Notes issued in respect of (or the relevant increase in value of) such hypothetical Note.

The Share Issuance Proposal is Contingent upon Approval of the Charter Amendment Proposal

The Share Issuance Proposal and the benefits the Company obtains upon approval of the Share Issuance Proposal at the Annual Meeting is contingent upon, and subject to, approval of the Charter Amendment Proposal.  This is due to the fact that the Company currently does not have sufficient shares of Common Stock authorized under its Restated Certificate of Incorporation to effectuate the related benefits under the Indenture.   For this reason, the Charter Amendment Proposal, which increases the authorized shares of Common Stock available for issuance, is necessary.

If the Charter Amendment Proposal is not approved at the Annual Meeting, the Share Issuance Proposal will not become effective and the related benefits under the Indenture will not become effective, even if the Share Issuance Proposal is approved by the stockholders at the Annual Meeting.  For this reason, stockholders are also encouraged to vote in favor of the Charter Amendment Proposal.

Stockholders Who have Agreed to Vote in Favor of the Share Issuance Proposal

Pursuant to the terms and conditions of the Voting and Support Agreement, William Monroe, MSD Partners and GCM, as well as members of our Board and executive management, have agreed to vote in favor of the Share Issuance

Amendment Proposal.  These stockholders own approximately 36.5% of the Company’s outstanding shares of Common Stock as of the Record Date.

Required Vote

THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE VOTES CAST AT THE ANNUAL MEETING, EITHER IN PERSON OR BY PROXY, IS REQUIRED FOR THE ADOPTION OF THE SHARE ISSUANCE PROPOSAL AS DESCRIBED IN THIS PROXY STATEMENT.

Board Recommendation

THE BOARD BELIEVES THAT THE APPROVAL OF THE SHARE ISSUANCE PROPOSAL IS IN THE BEST INTERESTS OF THE COMPANY AND OUR STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” ITS APPROVAL.

PROPOSAL 6: THE AUDITOR PROPOSAL

Information Regarding our Independent Registered Public Accounting Firm

The Audit Committee of the Board has reappointed BDO USA, LLP (“BDO”) as our independent registered public accounting firm for 2022. Stockholders are being asked to vote upon the ratification of the appointment. Representatives of BDO will attend the Annual Meeting, where they will be available to respond to appropriate questions and have the opportunity to make a statement if they desire.

Vote Required for Approval

The proposal to ratify the appointment of BDO as independent registered public accounting firm will require approval of a majority of the votes cast at the Annual Meeting, in accordance with Section 1.7 of the Company’s Bylaws. In accordance with NYSE rules, a proposal to ratify independent registered public accounting firm is considered to be a “discretionary” item. This means that brokerage firms may vote in their discretion on this matter on behalf of beneficial owners who have not furnished voting instructions within the time period specified in the voting instructions submitted by such brokerage firms. Abstentions will not be counted in votes cast and therefore will not have any effect on the proposal. Your shares will be voted as you specify on your proxy. If your properly executed proxy does not specify how you want your shares voted, we will vote them for the ratification of the appointment of BDO as independent registered public accounting firm.

Board Recommendation

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF BDO AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR 2022.

Audit and Other Fee Information

Set forth below is a summary of certain fees paid to BDO for services related to each of the fiscal years ended December 31, 2021 and 2020.

	Year Ended December 31,
	2021	2020
Audit Fees(1)	$676,975	$453,907
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$676,975	$453,907

(1)	“Audit Fees” consisted of amounts incurred for services performed in association with the annual audit of our consolidated financial statements and internal control over financial reporting and the review of financial statements included in our quarterly reports on Form 10-Q, the filing of our registration statements, the filing of our annual proxy statement and other services normally provided by the Company’s independent registered public accounting firm in connection with regulatory filings for the fiscal years shown.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The charter of the Audit Committee requires that the Audit Committee pre-approve all audit services and, subject to any applicable exceptions, any permissible non-audit services to be performed for the Company by BDO. The Audit Committee may delegate this authority to one or more members of the Audit Committee and such delegate(s) must present their pre-approval decisions to the Audit Committee at its next meeting. The charter of the Audit Committee also requires that the Audit Committee confirm that BDO is not engaged to perform any of the non-audit services set forth in an exhibit to the Audit Committee charter. The Audit Committee pre-approved 100% of the services described above opposite the caption “Audit Fees.”  No fees were incurred or paid to BDO for “Audit-Related Fees”, “Tax Fees” and “Other Fees.”

REPORT OF THE AUDIT COMMITTEE

The information contained in this Audit Committee Report and references in this Proxy Statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee’s role in the Company’s corporate governance is summarized under the caption “Information About our Board and its Committees—Committees of The Board” beginning on page 22 of this Proxy Statement. The Audit Committee’s role with respect to the Company’s financial reporting process is set out in this report.

The Board appointed the undersigned directors as members of the Audit Committee and adopted a written charter setting forth the procedures and responsibilities of the committee. Each year, the Audit Committee reviews the charter and reports to the Board on its adequacy in light of applicable NYSE rules. In addition, the Company furnishes an annual written affirmation to the NYSE relating to Audit Committee membership, the independence and financial management expertise of the Audit Committee and the adequacy of the committee charter.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements. The Audit Committee has appointed BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2021 (and the Audit Committee is seeking ratification by the Company’s stockholders for this appointment at this Annual Meeting).

During the last year, and earlier this year in preparation for the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (the “10-K”), the Audit Committee:

●	reviewed and discussed the audited financial statements with management and the Company’s independent registered public accounting firm;
●	reviewed the overall scope and plans for the audit and the results of the independent registered public accounting firm’s audit;
●	met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent auditor and with appropriate Company financial and compliance personnel;
●	discussed with the Company’s senior management and the Company’s internal auditor the process used for the Company’s Chief Executive Officer and Chief Financial Officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;
●	reviewed and discussed with the independent auditor (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, (3) the independent auditor’s independence, and (4) the matters required to be discussed with the Audit Committee under the Public Company Accounting Oversight Board applicable Auditing Standard 1301, “Communications with Audit Committees”; and
●	based on these reviews and discussions, as well as private discussions conducted in executive sessions without management present with the independent registered public accounting firm and the Company’s internal auditors, recommended to the Board the inclusion of the audited financial statements of the Company in the 10-K.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee charter, the charter clarifies that it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for expressing an opinion on those financial statements. Audit Committee members are not employees of the Company and are not required to be accountants or auditors by profession. Therefore, the committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that the Company’s internal controls over financial reporting were effective as of December 31, 2021 and on the representations of the independent registered public accounting firm included in their report on the Company’s financial statements.

The Audit Committee held four meetings in 2021 and met regularly with management and the independent and internal auditors, including private discussions conducted with the independent registered public accounting firm and the Company’s internal auditors and received the communications described above. The Audit Committee has also established procedures for (1) the receipt, retention, investigation and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (2) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accounting firm and internal auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

Respectfully submitted by the Audit Committee of the Board of Independence Contract Drilling, Inc.

Stacy Durbin Nieuwoudt (Chairman)
Daniel F. McNease
James Minmier

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our outstanding common stock to file initial reports of ownership and changes in ownership of common stock with the Securities and Exchange Commission. Reporting persons are required by the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of reports we received and the written representations from our directors and officers, we believe that all filings required to be made under Section 16(a) were timely made for the fiscal year ended December 31, 2021.

Securities Authorized for Issuance Under Our Equity Compensation Plan

The following sets forth certain information regarding our equity compensation plan as of December 31, 2021.

Number of securities
remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation
	of outstanding options,	outstanding options,	plans (excluding securities
	warrants and rights	warrants and rights	reflected in Column (A))
Plan Category	(A)	(B)	(C)
Equity compensation plans approved by security holders(1)	27,867	$254.80	—
Equity compensation plans not approved by security holders	—	—	—
Total	27,867	$254.80	—

(1)	Represents our 2012 Omnibus Plan.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of the Record Date, for: (1) each person known by us to beneficially own more than 5% of our Common Stock; (2) each of our directors and director nominees; (3) each of our NEOs, as such term is defined by the SEC; and (4) all directors and executive officers as a group.

Footnote 1 to the following table provides a brief explanation of what is meant by the term “beneficial ownership.” The number of shares beneficially owned, the shares acquirable within 60 days and the percentages of beneficial ownership are based on 13,617,005 shares of Common Stock outstanding as of the Record Date, the number of shares owned on the Record Date and the number of shares acquirable within 60 days of the Record Date by the named person assuming no other person exercised options, with the exception of the amounts reported in filings on Schedule 13G or 13D, which amounts are based on holdings as of December 31, 2021, or as otherwise disclosed in such filings or the footnotes below.

To our knowledge and except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in this table have the sole voting power with respect to all shares of Common Stock listed as beneficially owned by them.

				Percent of
		Shares		Common
	Shares	Acquirable		Stock
	Beneficially	within 60		Beneficially
Name and Address of Beneficial Owners(1)(2)	Owned (3)	days (4)	Total	Owned
5% Stockholders:
Mr. William Monroe(5)	2,130,000	—	2,130,000	15.6%
MSD Partners, L.P.(6)	2,068,074	704,290	2,772,364	19.4%
Glendon Capital Management L.P.(7)	567,000	866,907	1,433,907	9.9%

Directors and Named Executive Officers:
Daniel F. McNease(8)	21,233	—	21,233	*
J. Anthony Gallegos, Jr.(9)	53,250	—	53,250	*
Vincent J. Cebula(10)	—	—	—	*
Christopher M. Gleysteen(11)	—	—	—	*
James G. Minmier(12)	19,875	—	19,875	*
Stacy Durbin Nieuwoudt(13)	21,517	—	21,517	*
Philip A. Choyce(14)	39,160	—	39,160	*
Scott A. Keller(15)	7,435	—	7,435	*

All Directors and Executive Officers as a Group (10 persons):(16)	177,872	—	177,872	1.3%

*      Less than 1%.

(1)	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act and includes more than the typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership” meaning ownership of shares as to which a person has or shares investment or voting power, or a person who, through a trust or proxy, prevents the person from having beneficial ownership.
(2)	The address for each Named Executive Officer and director set forth in the table, unless otherwise indicated, is c/o Independence Contract Drilling, Inc., 20475 State Highway 249, Suite 300, Houston, Texas 77070.
(3)	Amounts shown include common stock and restricted stock awards beneficially owned as of the Record Date, except for the amounts reported in filings on Schedule 13G or 13D, which amounts are based on holdings as of December 31, 2021, or as otherwise disclosed in such filings. Unvested restricted stock units, performance units and cash-settled awards that have not vested have been excluded from this figure but have been summarized in the footnotes to this table.
(4)	Reflects the number of shares that could be purchased upon the exercise of options, warrants or other right of conversion held by the named person as of the Record Date or within 60 days of the Record Date.
(5)	As reported on an amended Form 13D, filed by Mr. Monroe with the SEC on February 9, 2022. Mr. Monroe is a private investor and is self-employed. His address is c/o Higier Allen & Lautin P.C., 2711 N. Haskell Ave., Suite 2400, Dallas, TX 75204.
(6)	As reported on an amended Form 13D filed by MSD Partners with the SEC on April 6, 2022. Includes 1,002,229 shares of common stock owned directly by MSD PCOF Partners LXXII, LLC (“MSD PCOF Partners”), 736,191 shares of common stock owned directly by MSD Credit Opportunity Master Fund, L.P. (“MSD Master Fund”), and 329,654 shares of common stock owned directly by MSD Private Credit Opportunity (NON-ECI) Fund, LLC (“MSD Private Credit Fund”). The foregoing shares do not include an additional 77,574 shares of common stock beneficially owned by MSD Capital, L.P. (“MSD Capital”), MSD Energy Investments, L.P., MSD Capital Management LLC and Michael Dell. The foregoing beneficial ownership reflects the operation of a 19.9% “Restricted Ownership Percentage” with respect to the reporting person and its affiliates (including MSD Capital) in connection with shares of Common Stock issuable upon conversion of Notes owned by the reporting person and its affiliates, including (i)

$46,492,299 aggregate principal amount of Notes held directly by MSD PCOF Partners, (ii) $17,122,927.50 aggregate principal amount of Notes held directly by MSD Master Fund, and (iii) $15,292,273.50 aggregate principal amount of Notes held directly by MSD Private Credit Fund. MSD Partners, MSD PCOF Partners, and MSD Private Credit Fund are organized under the laws of the State of Delaware. MSD Master Fund is organized under the laws of the Cayman Islands. MSD Partners is the investment manager for each of MSF Master Fund, MSD PCOF Partners and MSD Private Credit Fund. MSD Partners (GP), LLC (“MSD GP”), a Delaware limited liability company, is the general partner of MSD Partners. Each of John C. Phelan, Marc R. Lisker and Brendan Rogers is a manager of, and may be deemed to beneficially own securities beneficially owned by, MSD GP. The principal business of MSD Master Fund, MSD PCOF Partners and MSD Private Credit Fund, is purchasing, holding and selling securities for investment purposes. The principal business of MSD Partners is investment management. The principal business of MSD GP is serving as the general partner of MSD Partners. The principal business address of each of MSD Partners, MSD Master Fund, MSD PCOF Partners and MSD Private Credit Fund is One Vanderbilt Avenue, 26th Floor, New York, New York 10017.
(7)	As reported on Form 13D filed by GCM on March 29, 2022. GCM beneficially owns 567,000 shares of our Common Stock. In addition, subject to the applicable Restricted Ownership Percentage, GCM may also be deemed to beneficially own 15,501,479 shares of our Common Stock underlying the $78,592,500 principal amount of the Notes held by Glendon Opportunities Fund II, L.P., a private fund for which GCM acts as the investment manager (“G2”). The Notes held by G2 are convertible into shares of Common Stock at the option of the holder at a conversion price of $5.07 per share, which conversion price will be lowered to $4.51 per share if the Share Issuance Proposal is approved at the Annual Meeting. Pursuant to the terms of the Notes, a holder of the Notes is not entitled to receive any shares of Common Stock upon conversion of any Notes held by such holder, to the extent that such holder, together with such holder’s affiliates and any other person whose beneficial ownership of our Common Stock would be aggregated with such holder’s for the purposes of Section 13 or Section 16 of the Exchange Act and the rules promulgated thereunder, would beneficially own a number of shares of our Common Stock in excess of the Restricted Ownership Percentage. GCM’s “Restricted Ownership Percentage” is 9.9% of the shares of our Common Stock then issued and outstanding, which percentage may be changed to 19.9% at the holder’s election upon 61 days’ notice to the Company. Mr. Christopher Sayer is a partner and investment committee member of GCM and has been delegated authority by GCM to direct the voting and disposition of shares of Common Stock held by GCM, and thus is deemed to share voting power for the shares beneficially owned by GCM and G2. The addresses for GCM and Mr. Sayer is 2425 Olympic Blvd, Suite 500E, Santa Monica, CA 90404. The business address of G2 is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Rd, George Town, Grant Cayman, KY1-9008, Cayman Islands.
(8)	Excludes 24,752 shares underlying restricted stock units that on March 18, 2022 (one-third of which will be cash-settled), which cannot vest prior to approval of the LTIP Proposal, and which will be forfeited in the event the LTIP Proposal is not approved.
(9)	Includes (i) 13,171 shares of restricted stock that vest ratably on December 26, 2022 and 2023. Excludes 7,376 shares underlying restricted stock units that vest on February 10, 2023, (ii) 7,376 shares underlying performance restricted stock units that will not vest until February 10, 2023 based upon achievement of certain performance measures, and (iii) awards granted in 2022 which cannot vest prior to approval of the LTIP Proposal, and which will be forfeited in the event the LTIP Proposal is not approved, as summarized on page 31 of this Proxy Statement. Also excludes the following cash-settled awards: (i) 3,688 phantom restricted stock units that vest on February 10, 2023, (ii) 18,440 phantom performance restricted stock units that will not vest until February 10, 2023 based upon achievement of certain performance measures, and (iii) 1,405,537 stock appreciation rights with a $5.73 strike price, one-third of which is vested and two-thirds of which vest ratably on February 11, 2023 and 2024.
(10)	Excludes 24,752 shares (one-third of which will be cash-settled) underlying restricted stock units that will vest in one-third increments on each of March 18, 2023, March 18, 2024 and March 18, 2025. Also excludes 24,752 shares underlying restricted stock units that vest on March 18, 2022 (one-third of which will be cash-settled), which cannot vest prior to approval of the LTIP Proposal and which will be forfeited in the event the LTIP Proposal is not approved.
(11)	Excludes shares beneficially owned by MSD Partners for which Mr. Gleysteen disclaims any beneficial ownership.
(12)	Excludes 24,752 shares underlying restricted stock units that vest on March 18, 2022 (one-third of which will be cash-settled), which cannot vest prior to approval of the LTIP Proposal and which will be forfeited in the event the LTIP

Proposal is not approved. Also excludes shares beneficially owned by GCM for which Mr. Cebula disclaims any beneficial ownership.
(13)	Excludes (i) 24,752 shares underlying restricted stock units that vest on March 18, 2022 (one-third of which will be cash-settled), which cannot vest prior to approval of the LTIP Proposal and which will be forfeited in the event the LTIP Proposal is not approved; and (ii) 16,260 shares underlying restricted stock units that vest ratably in equal increments on each of January 19, 2023 and January 19, 2024.
(14)	Includes (i) 8,130 shares of restricted stock that vest ratably on December 26, 2022 and 2023. Excludes 2,743 shares underlying restricted stock units that vest on February 10, 2023, (ii) 2,743 shares underlying performance restricted stock units that will not vest until February 10, 2023 based upon achievement of certain performance measures, and (iii) awards granted in 2022 which cannot vest prior to approval of the LTIP Proposal, and which will be forfeited in the event the LTIP Proposal is not approved, as summarized on page 31 of this Proxy Statement. Also excludes the following cash-settled awards: (i) 1,372 phantom restricted stock units that vest on February 10, 2023, (ii) 6,857 phantom performance restricted stock units that will not vest until February 10, 2023 based upon achievement of certain performance measures, and (iii) 522,638 stock appreciation rights with a $5.73 strike price, one-third of which is vested and two-thirds of which vest ratably on February 11, 2023 and 2024.
(15)	Excludes 648 shares underlying restricted stock units that vest on February 10, 2023, (ii) 648 shares underlying performance restricted stock units that will not vest until February 10, 2023 based upon achievement of certain performance measures, and (iii) awards granted in 2022 that will not vest and will be forfeited unless the LTIP Proposal is approved at the Annual Meeting, as summarized on page 31 of this Proxy Statement. Also excludes the following cash-settled awards: (i) 325 phantom restricted stock units that vest on February 10, 2023, (ii) 1,618 phantom performance restricted stock units that will not vest until February 10, 2023 based upon achievement of certain performance measures, and (iii) 294,137 stock appreciation rights with a $5.73 strike price, one-third of which is vested and two-thirds of which vest ratably on February 11, 2023 and 2024.
(16)	Includes (i) 25,366 shares of restricted stock that vest ratably on December 26, 2022 and 2023. Excludes 12,255 shares underlying restricted stock units that vest on February 10, 2023, (ii) 10,743 shares underlying performance restricted stock units that will not vest until February 10, 2023 based upon achievement of certain performance measures, (iii) awards granted in 2022 which cannot vest prior to approval of the LTIP Proposal and which will be forfeited in the event the LTIP Proposal is not approved, as summarized on page 31 of this Proxy Statement; (iv) 16,260 shares underlying restricted stock units that vest ratably in equal increments on each of January 19, 2023 and January 19, 2024; and (v) 16,502 shares underlying restricted stock units that will vest in one-third increments on each of March 18, 2023, March 18, 2024 and March 18, 2025. Also excludes the following cash-settled awards: (i) 1,071 phantom restricted stock units that vest on February 10, 2023, (ii) 5,336 phantom performance restricted stock units that will not vest until February 10, 2023 based upon achievement of certain performance measures, (iii) 8,250 phantom restricted stock units that vest on March 18, 2023, March 18, 2024 and March 18, 2025 and (iv) 2,627,849 stock appreciation rights with a $5.73 strike price, one-third of which is vested and two-thirds of which vest ratably on February 11, 2023 and 2024.

EXECUTIVE OFFICERS

Our executive officers serve at the discretion of the Board. The following table sets forth certain information as of the date of this Proxy Statement regarding our executive officers:

Name	Age	Position
J. Anthony Gallegos, Jr.	52	President and Chief Executive Officer
Philip A. Choyce	55	Executive Vice President and Chief Financial Officer
Philip A. Dalrymple	42	Senior Vice President - Operations
Scott A. Keller	42	Senior Vice President - Business Development
Katherine Kokenes	50	Vice President and Chief Accounting Officer

There are no family relationships among any of our directors and executive officers.

The following biographies describe the business experience of our executive officers.

J. Anthony Gallegos, Jr., Director, President and Chief Executive Officer. See Mr. Gallegos’ biography included on page 16 of this Proxy Statement.

Philip A. Choyce, Executive Vice President and Chief Financial Officer. Mr. Choyce is one of our original founders and has served as our Executive Vice President and Chief Financial Officer since August 2016, as our Senior Vice President and Chief Financial Officer from March 2012 to August 2016, and as our Senior Vice President and General Counsel from November 2011 until March 2012. From 2009 until 2011, Mr. Choyce was the owner of The Choyce Firm, which provided legal services to domestic and international oil and gas services companies. Mr. Choyce served as the Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer of Grant Prideco, Inc., one of the world’s largest suppliers of drill pipe and drill bits, from its spinoff into a new public company in 2000 until its sale to National Oilwell Varco in 2008. Prior to joining Grant Prideco, Mr. Choyce was a Senior Associate at Fulbright & Jaworski LLP. Mr. Choyce began his career as a certified public accountant at Ernst & Young LLP. Mr. Choyce graduated from Texas A&M University - College Station with a B.B.A. in Accounting and received his law degree from the University of Texas in Austin.

Philip A. Dalrymple, Senior Vice President - Operations. Mr. Dalrymple has served as our Senior Vice President - Operations since December 2020 and served as our Vice President - Operations from November 2019 until December 2020 and as our Vice President - Operations - East from October 2018 through October 2019. Mr. Dalrymple also served as our Vice President - Operations from August 2016 until October 2018. Mr. Dalrymple joined us in January 2013, serving in increasing roles of responsibility, including Drilling Superintendent from January 2013 until October 2013 and Operations Manager from November 2013 until his promotion to Vice President - Operations in August 2016. Prior to joining us, Mr. Dalrymple was employed at Rowan Companies, most recently as lead project engineer overseeing construction of offshore drilling rigs from 2010 until 2013. From 2000 until 2010, Mr. Dalrymple served in increasing roles of responsibility in Rowan’s drilling operations, including rig manager and safety specialist. Mr. Dalrymple earned a B.S. in Mechanical Engineering Technologies from Texas A&M University - College Station.

Scott A. Keller, Senior Vice President - Business Development. Mr. Keller has served as our Senior Vice President - Business Development since December 2020 and served as our Vice President - Sales and Marketing from October 2018 until December 2020. Prior to joining us, Mr. Keller served as Vice President of Marketing at Sidewinder from September 2017 until October 2018, Director of Marketing from 2014 until September 2017, and as Marketing Manager for Sidewinder from 2012 until 2014. Prior to joining Sidewinder, Mr. Keller held the position of International Business Development Manager for Allis Chalmers Energy from March 2007 to November 2011. Prior to joining Allis Chalmers, Mr. Keller held sales and business development roles for several oilfield service companies including Quality Rental Tools and Varco. Mr. Keller holds a B.B.A. from Texas A&M University - College Station and is a member of the Society of Petroleum Engineers and the International Association of Drilling Contractors.

Katherine Kokenes, Vice President and Chief Accounting Officer. Ms. Kokenes has served as our Vice President and Chief Accounting Officer since December 2020 and as our Chief Accounting Officer from May 2020 until

December 2020. Prior to May 2020, Ms. Kokenes served as our Director of Financial Reporting from June 2015 to May 2020 and as our Corporate Controller from August 2013 to June 2015. Prior to joining us, Ms. Kokenes held various positions of increasing responsibility at Nabors Industries, Ltd., most recently as Assistant Controller. Ms. Kokenes is a certified public accountant, and holds a B.B.A. in Accounting from the University of Texas at Arlington.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

We are a Small Reporting Company under the applicable rules and regulations of the Securities and Exchange Commission, and thus are not required to include a Compensation Discussion and Analysis (“CD&A”) in this Proxy Statement. However, we believe providing this CD&A on a voluntary basis constitutes good corporate governance and provides our stockholders with valuable information regarding our executive compensation practices. In particular, this CD&A is designed to provide you with a better understanding of our compensation philosophy and how our Compensation Committee makes decisions regarding compensation for our named executive officers (“NEOs”) listed below.

Name	Principal Position During 2021
J. Anthony Gallegos, Jr.	President and Chief Executive Officer
Philip A. Choyce	Executive Vice President and Chief Financial Officer
Scott A. Keller	Senior Vice President - Business Development

Company Overview

We are a United States land-based contract driller, geographically focused on our target markets of Texas and its contiguous states. Our operations were dramatically impacted by the significant and prolonged industry downturn that began in late 2014 and continued throughout 2015 and 2016, with a modest recovery beginning in 2017 and continuing through most of 2019. During this period, the United States land rig count fell to a low of 404 in May 2016 and slowly recovered to a high of 1,083 rigs in 2018. Rig counts again began to fall in 2019 ending the year at 805 rigs. In 2020, our operations were materially impacted by the COVID-19 pandemic and its dramatic negative impact on worldwide demand for oil and natural gas. As a result of demand destruction caused by the pandemic, the United States land rig count rapidly fell to an all-time low of 231 in August of 2020. Since that time, we have been steadily reactivating drilling rigs and increasing dayrates and ended 2021 with 17 rigs operating, but for most of 2020 and 2021 our business generated negative adjusted EBITDA. However, since beginning of the third quarter of 2021, we have seen dayrate and margin expansion accelerate and as we entered 2022 became optimistic that our dayrate and margins would continue to expand throughout 2022 and ultimately exceed pre-COVID levels.

The following chart summarizes the Company’s operating revenues and adjusted EBITDA compared to the overall United States land-based average rig count during fiscal 2017 through fiscal 2021.

Decisions relating to our 2021 executive compensation program were made by our Compensation Committee in early 2021, as our business and operations were still negatively impacted by the COVID-19 pandemic. In response to these market conditions, we took several actions related to executive compensation in order to reduce our cost structure. These actions included the following:

●	Maintaining reduced executive salaries and bonus opportunities;
●	Re-instituting our annual incentive compensation program, which had been suspended in 2020, but setting performance measure targets at the highest end of our expectations; and
●	Maintaining our suspension of Company matching 401K contributions.

For our Chief Executive Officer (“CEO”), Mr. Gallegos, this resulted in his cash compensation for 2021 representing only 83% of his normal target cash compensation. As reflected in our Summary Compensation Table on page 70 of this Proxy Statement, Mr. Gallegos’ cash compensation in 2021 was $768,772 compared to a target cash compensation of $928,000. For the Company’s other named executive officers, reductions in cash compensation constituted reductions of approximately 16% compared to target cash compensation for 2021.

Influence of Say-on-Pay Results on Executive Compensation Decisions

We consider the results of “say-on-pay” voting from prior annual meetings. Although the say-on-pay advisory vote on executive compensation received the affirmative vote from greater than 97% of the shares voting on such matter at the 2021 Annual Meeting of Stockholders, we continually evaluate our executive compensation program and growing sentiments among our stockholder base for compensation more directly aligned with financial returns as well as concerns identified by proxy advisory firms. We believe the following actions taken by us in 2021 continue to strengthen our executive compensation program and further align it with the interests of our stockholders:

●	Selection of Peer Groups. We continually review our peer group to remove companies that would be outsized or no longer appropriate for inclusion based upon a change in status. For our Compensation Peer Group utilized in making 2021 compensation decisions, given the significant market disruption caused by the COVID-19 pandemic, our Compensation Committee elected to maintain our peer group that had been established immediately prior to the pandemic. For the Company’s performance peer group, the Committee replaced peers that had declared Chapter 11 bankruptcy as a result of the pandemic.
●	Increased Weighting Towards Objective Performance Measures. We continue to structure our long-term incentive programs to emphasize performance-based compensation and realized value for all awards ultimately tied to the value or performance of our Common Stock. In addition, a significant portion of our executives’ annual cash compensation is tied to pre-determined financial and strategic performance measures. For 2021 awards, 100% of our long-term incentive compensation was performance-based and at risk, and 100% of our annual incentive compensation payments were performance-based and at risk.
●	Shift Towards Returns-Based Performance Awards. For TSR performance-based awards in 2021, we made the decision to further refine TSR targets by measuring performance compared not only to industry peers but also to a broad-based market index, the Russell Microcap index. We also capped award payouts in the event of negative shareholder return.
●	Cash Settled Awards to Avoid Potential Dilution. For 2021 awards, in light of the depressed nature of our stock price and to avoid significant dilution from our long-term executive compensation program, all of our awards in 2021 were cash-based awards. To reduce financial risk to the Company in this regard, TSR targets were increased by tying vesting and performance not only to industry peers but also to a broad-based index as a whole. For cash-settled stock appreciation rights (“SARs”), the strike price on such awards was set at 115% of our stock price on the date of grant, measurement of appreciation is measured against a 30-day average closing price, and the Company has the option to delay payment to avoid liquidity issues associated with any such cash payments. In addition, the value of each SAR was capped.

Changes to Executive Compensation for 2021

The following table summarizes changes made by our Compensation Committee when structuring our 2021 executive compensation program and balancing these various factors and objectives:

2020 Structure	2021 Change	Rationale
50% of Long-Term Incentive awards were performance-based and at risk	100% of Long-Term Incentive awards were performance-based and at risk	Minimizes risks associated with reduced financial liquidity and dilution issues associated with COVID-19 pandemic
25% of Long-Term Incentive awards were settled in cash as opposed to shares	100% of Long-Term Incentive awards to be settled in cash	Avoids significant dilution associated with depressed stock price; avoids issues associated with minimal shares available for grant under 2019 Plan
50% of Long-Term Incentive Awards consisted of time-based RSUs and 25% consisted of ROIC based performance awards

Time-based RSUs and ROIC performance awards replaced with out-of-the-money SARs (strike price of $5.73 represented 115% of closing price on date of grant)

In addition, the value of each SAR is further capped at $4.27, (maximum fair market value per share: $10.00)

Desire for all compensation to be performance-based and at risk in light of COVID-19 pandemic

Capping value of each SAR limits impact on financial liquidity and recognizes depressed value of common stock price caused by COVID-19 pandemic

TSR performance awards measured against a peer group of companies	TSR performance awards measured against both a peer group of companies and a broad-based industry index (Russell Microcap); TSR award vesting capped if Company TSR is negative

Recognition that the Company competes for investors outside of oilfield service industries

Recognition that capping value in the event of negative TSR places executive compensation more in line with stockholder interests

Minimal ESG goals or metrics included in annual incentive program	Included ESG-related goals and objectives in individual executive officer Management by Objectives (“MBOs”) for 2021 annual incentive program	Recognition of increased emphasis on ESG issues by the Company’s investors and customers

2022 Compensation Decisions

The LTIP Proposal and the Company’s 2022 long-term incentive compensation program were entered into in connection with the Refinancing Transaction and were negotiated and agreed to by the Company and the holders of the Notes prior to the closing of the transactions contemplated by the Refinancing Transaction. In addition, these items were reviewed by the Company’s largest stockholder in connection with his review and consideration of the Refinancing Transaction, and prior to his agreement to support and vote in favor of the Charter Amendment Proposal, the LTIP Proposal and the Share Issuance Proposal.  Thus, our 2022 long-term compensation decisions were entered into following the consultation with and approval of our largest stockholders representing approximately 35% of our outstanding Common Stock as of the Record date and over 80% of our Common Stock on a fully-diluted basis.

The following are the key components of the Company’s 2022 long-term incentive program and other executive compensation decisions made in connection with the Refinancing Transaction:

●	Award levels were generally set for our CEO at amounts equal to 2X the CEO’s normal target long-term incentive level, which based upon information provided by the Company’s compensation consultant, Pearl Meyer, was common practice in recapitalization events such as occurred with respect to the Refinancing Transaction.
●	Approximately two-thirds of the awards granted were at-risk, performance-based awards and one-third were time-based.
●	Performance-based awards consist of (i) out-of-the-money SARS with a strike price of $5.19 per share, representing a 28.5% premium to the closing price of our Common Stock on the date of grant and (ii) a change of control bonus pool with payouts based upon the timing of any potential change of control over a three-year performance period and the level of consideration received by the Company’s stockholders in such a change of control transaction. The change of control bonus pool was specifically required by the Note holders in connection with their entering into the Refinancing Transaction based upon their desire to see management properly incentivized to consider consolidation opportunities that would benefit the Company’s stockholders and the Note holders if such opportunities were to materialize during a constructive land drilling market over the next several years. In connection with any payment under the change of control bonus pool requested by the Note holders, the Company also agreed to pay, on a grossed-up basis, any excise taxes due as a result of the payment of any such bonuses. The excise tax payment gross-up is limited to only situations in which a payment is earned under the change of control bonus pool program. The Committee’s philosophy is not to provide for excise tax gross-ups for any of its executive officers but agreed in this limited circumstance based upon the requests of the Note holders in connection with the negotiation of the Refinancing Transaction and the fact the Company’s largest stockholder was consulted prior to entering into such arrangements.
●	Four-year holding periods were required on 25% of all stock received by the Company’s CEO and Chief Financial Officer upon vesting of time-based RSUs or exercise of out-of-the-money SARs.

Key Compensation Practices and Policies

We strive to align executive compensation with stockholder interests and to incorporate strong governance standards within our compensation program, including:

●	Focus on Performance-Based Compensation. For 2021, 100% of the grant value of our annual long-term incentive awards were performance based.
●	Compensation Committee Independence. 100% of our Compensation Committee members are independent.
●	Minimum Vesting Periods. We have included a minimum vesting period of one year or more under every long-term incentive award granted under our existing incentive plan. Additionally, the 2019 LTIP Plan expressly provides that all awards must have minimum one-year or more vesting periods, subject to certain de minimis exceptions.
●	Capping Award Values When Appropriate. For 2021 long-term incentive awards, we placed caps on the amount of TSR performance award vesting in the event the Company’s overall TSR during the performance period is negative. In addition, for out-of-the-money SARs granted in 2021, we placed caps on the ultimate value that could be earned under each right at $4.27 per SAR.
●	Anti-Hedging and Anti-Pledging Policies. Our Insider Trading Policy, which applies to all our employees and directors, prohibits hedging and pledging our securities.

●	Double Trigger Payments Upon Change of Control. All of our executive employment agreements include double trigger change of control severance payment conditions.
●	Clawback Policy. In addition to our overall clawback policy, all our stock plans include specific clawback provisions permitting us to recoup annual and long-term incentive compensation in the event of certain financial misstatements or other situations constituting cause.
●	Executive Perquisites. We do not provide significant perquisites to our executive officers.
●	Stock Ownership Guidelines for Executive Officers and Directors. We maintain stock ownership guidelines for directors and executive officers. Our CEO is required to maintain stock ownership equal to four times his annual compensation. The Company has waived compliance with the Stock Ownership Guidelines for the director designees of MSD Partners and GCM.
●	Engagement of Independent Compensation Consultants. We engaged Pearl Meyer to assist us in measuring and evaluating our director and executive compensation programs.
●	Burn-Rate Analysis. We regularly perform burn rate analysis under our stock plans.
●	Stock Grant Practices. We do not reload, reprice or back-date stock options or grant stock options with an exercise price less than the fair market value on the date of grant.

Realized Pay

A significant amount of our executive compensation program is tied to performance measures, as well as to the value of our stock price. As a result, the actual amount of compensation realized by our executive officers can differ substantially from both a timing and value perspective from the targeted value as well as the value reported in our Summary Compensation Table. Thus, as our industry experienced significant declines in 2020 and 2021 as a result of the COVID-19 pandemic, the compensation realized by our executive officers has been well below their target compensation opportunities as set by the Compensation Committee, as well as reported pay in the Summary Compensation Table.

The table below illustrates “realized total compensation” for our CEO in contrast to the original target total compensation opportunity awarded during the past three fiscal years and reported pay in the Summary Compensation Table on page 70 of this Proxy Statement and prior proxy statements. This illustrates the impact of the market downturn and how our executive compensation is aligned with stockholder interests.

				Realized Pay as a %
	Summary	Target	Total	Summary
Fiscal	Compensation	Total	Realized	Compensation	Target Total
Year	Table ($)(1)	Compensation($)(2)	Pay($)(3)	Table	Compensation
2019	1,532,435	2,363,000	1,049,028	68%	44%
2020	849,045	2,654,000	743,116	88%	28%
2021	2,070,772	2,654,000	506,038	24%	19%
Total	4,452,252	7,671,000	2,298,182	52%	30%

(1)	Total compensation for our CEO, from 2019 through 2021, as reported on our Summary Compensation Table in this Proxy Statement, as well as proxy statements for prior years. Our chief executive officer was employed by us beginning on October 1, 2018, thus periods prior to 2019 are excluded from the table.
(2)	Total target compensation for our CEO determined by our Compensation Committee based upon data prepared by our independent compensation consultant, Pearl Meyer.
(3)	Total realized pay represents executive’s W-2 compensation in the applicable year.

Burn-Rate Analysis

We periodically perform burn-rate analysis on our stock grants to measure our burn-rate compared to industry standards such as those maintained by Institutional Shareholder Services (“ISS”). The following charts summarizes burn-rate information over the past three fiscal years and is derived directly from information contained in Note 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021, a copy of which is being sent to stockholders along with this Proxy Statement.

		Full Value		Weighted
Time	Performance	RS/RSUs	Total Adjusted	Average Shares
Period	Units Vesting	Issued(1)	Awards(2)	Outstanding	Burn-Rate
Fiscal 2019	—	28,244	42,366	3,773,500	1.12%
Fiscal 2020	1,260	64,914	99,261	4,907,175	2.02%
Fiscal 2021	—	77,938	116,907	7,507,387	1.56%
			Three Year Average Burn-Rate		1.60%

(1)	Represents restricted stock units and restricted stock shares issued during applicable fiscal years.
(2)	Value of performance shares vesting and full value restricted stock and RSU awards granted applying the ISS assigned premium of 1.5x to full value awards granted.

Determining Total Target Compensation

Our executive compensation program is highly variable, and performance based. The primary components of our executive program are base salary and annual and long-term incentives. Consistent with this approach, our program includes fixed compensation in the form of base salary for our NEOs, while annual and long-term incentives comprised approximately 80% of our CEO’s target compensation and 67% of our other NEOs. Our program is also heavily weighted towards variability of our stock price with the ultimate value of the long-term incentives (consisting of RSUs and performance stock units) depending on our stock price.

At the Compensation Committee’s request, Pearl Meyer conducts an annual executive compensation review to benchmark the Company’s executive compensation relative to our Compensation Peer Group (defined below) with supplemental data from published market surveys. The Compensation Committee uses this report to evaluate whether the executive compensation levels, including base salary and actual incentive payouts, are within industry norms and the Company’s stated strategy.

Pearl Meyer supplements data from the Compensation Peer Group with broad-based compensation survey data to develop a comprehensive view of the competitive market data. We believe using survey data is an important element of our compensation evaluation. Compensation survey data includes companies from the broader energy industry that influence the competitive market for executive talent. In addition, the survey data also includes data from companies that are comparable to us in terms of size and scale.

When making total compensation decisions for our NEOs, we seek to set target compensation at the median level compared to analysis performed by Pearl Meyer.

The following charts illustrate the 2021 target mix of target compensation elements for our CEO and other NEOs. Approximately 75% of the long-term incentives granted to the NEOs in 2021 were delivered using out-of-the-money SARs and 25% were based upon TSR performance awards:

How We Make Executive Compensation Decisions

The Role of the Compensation Committee

Our Compensation Committee determines our overall compensation philosophy, sets the compensation of our CEO and approves the compensation of our NEOs and other executive officers. In making compensation decisions, the Compensation Committee considers a variety of factors, including without limitation, our financial results, our strategic goals and accomplishments, the performance potential of our CEO and other executive officers, peer group compensation, survey data, overall compensation paid in prior years, the retention value of long-term compensation plans and the recommendations of our CEO. The Compensation Committee has the authority to retain compensation consultants, outside counsel or other advisors to assist the Compensation Committee in the discharge of its duties.

The Role of Management

Our CEO recommends the compensation of our executive officers, other than himself. Each year, the CEO makes recommendations to the Compensation Committee regarding salary adjustments, annual incentive compensation program payout multiples and long-term incentive grants to our other executive officers. In formulating his recommendations, the CEO considers various factors, including his subjective analysis of each executive’s performance and contributions to the Company, the performance of business functions under his direct supervision (if applicable to the particular officer), experience level, tenure in position, the average base pay level for similar positions and the Company’s overall performance. Although the Compensation Committee considers the CEO’s recommendations with respect to other executive officers, the Compensation Committee makes all final determinations regarding executive compensation, including determining our CEO’s compensation.

The Role of Independent Compensation Consultants

The Compensation Committee has engaged Pearl Meyer as its independent executive compensation consultant since July 2014. Pearl Meyer advises the Compensation Committee on executive compensation matters and assists in developing and implementing our executive compensation program. As required by SEC and NYSE rules, the Compensation Committee has assessed the independence of Pearl Meyer and concluded that their work did not raise any conflicts of interest during 2021.

How We Use Market Data

Pearl Meyer uses compensation data gathered from our Compensation Peer Group, as well as supplemental data from market surveys to benchmark our executive officer compensation. Our review of this data typically focuses on the main elements of executive officer compensation: base salary, annual incentive cash award opportunity, long-term compensation and total direct compensation. Although we review both target compensation and actual compensation paid, our focus is on target compensation, including the target amount of annual cash award opportunities, as it provides the best indication of competitive compensation levels for our executive officer.

The Role of Peer Groups and Benchmarking

The Compensation Committee evaluates the Company’s executive compensation practices and financial performance by reference to two different peer groups as described below. The Performance Peer Group is comprised of United States land-based contract drillers and other oilfield service companies that were chosen due to similarity of services provided, operating footprint, business focus, and competitive conditions. The Compensation Peer Group is a group of companies that would be considered peers for executive talent purposes based on a combination of factors, including size and industry. The Compensation Peer Group is similar to the Company in terms of size and scope of operations, although, due to the limited number of companies directly similar in size, we include companies that are both somewhat smaller and larger than the Company. Additionally, we have excluded certain Performance Peer Group companies from the Compensation Peer Group because of dissimilarity in size.

The Compensation Committee annually reviews the companies comprising each peer group and revises each group as it deems appropriate after consultation with Pearl Meyer. For 2021, the Compensation Committee utilized the following peer groups:

2021 Peer Groups
Performance	Helmerich & Payne Nabors Industries, Ltd Patterson-UTI, Inc. Precision Drilling, Inc.	Ensign Energy Services, Inc. RPC, Inc. ProPetro Holding Corp. Nextier Oilfield Solutions Inc.
Compensation	Carbo Ceramics, Inc. Flotek Industries Geospace Technologies Corporation Gulf Island Fabrication, Inc. Ion Geophysical Corporation Key Energy Services, Inc.	Natural Gas Services Group, Inc. Panhandle Oil and Gas Inc. Parker Drilling, Inc. PHX Energy Services Corp. Pioneer Energy Services Corp. RigNet, Inc.

Given the market disruption created by the COVID-19 pandemic in 2020, the Committee elected not to change any members of its compensation peer group for 2021.  For purposes of TSR performance awards, the Committee did replace Basic Energy Services and Superior Energy Services, which both entered Chapter 11 bankruptcy processes, with ProPetro Holding Corp. and Nextier Oilfield Solutions Inc .

Components of Executive Compensation

The main components of our executive compensation program are base salary, our annual incentive program and our long-term incentive program. Overall, the primary emphasis of our executive compensation program is to provide variable, performance-based compensation that is at-risk, with a focus on our long-term performance. As an executive’s level of responsibility increases, a greater portion of total compensation is at-risk, creating the potential for greater variability in the individual’s compensation from year to year.

Base Salary

The primary role of base salary is to compensate executive officers for the experience, education, personal qualities and other qualifications that are key for their specific role within the Company. In establishing the base salaries for our executive officers, we have historically targeted the median salaries of similarly situated executive officers in the Company’s Compensation Peer Group and strive to set base salaries at consistent levels for positions with similar responsibilities.

The Compensation Committee reviews the salaries of all our executive officers at least annually. Salaries may be adjusted for performance, which may include individual, business unit and/or Company-wide performance, expansion of duties and responsibilities and changes in market salary levels.

In considering salary adjustments, the Compensation Committee gives weight to the following factors: (1) corporate performance goals; (2) our CEO’s analysis of the individual’s performance and potential; and (3) our CEO’s specific compensation recommendations (except regarding his own salary). The Compensation Committee does not rely on formulas and considers all of the above factors when evaluating salary adjustments.

No increases in base salary were awarded in 2021 to any of our NEOs. Rather, each of our NEOs agreed to a 10% reduction in base salary through December 31, 2021. The following chart sets forth annual base salaries for our NEOs employed by us as of December 31, 2021, as well as voluntary base salary reductions in response to the ongoing COVID-19 pandemic:

	Annual	Reduced Base
Name	Salary ($)	Salary ($)
J. Anthony Gallegos, Jr.	464,000	417,600
Philip A. Choyce	319,000	287,100
Scott A. Keller	275,000	247,500

Annual Incentive Program

The purpose of our annual incentive program is to reward executive officers for achievement of annual financial and operational objectives. Although the Compensation Committee sets annual incentive target levels that result in median payouts when performance objectives are met, this program provides executive officers with the opportunity to earn higher payments depending on the extent to which these performance objectives are achieved or exceeded.

The following chart summarizes the 2021 potential annual incentive opportunity for each of our NEOs employed by us throughout 2021 shown as a percentage of base salary:

Name	Target
J. Anthony Gallegos, Jr.	100%
Philip A. Choyce	80%
Scott A. Keller	60%

For performance achievements between the entry, target and over-achievement levels, the actual payout is calculated based upon interpolation.

For 2021, awards under the annual incentive program were tied to the following performance measures:

	2021 Measures & Weightings
	TRIR	Adjusted	Rig	Operational	MBO
Name	(Safety)	EBITDA	Utilization	Uptime	Objectives
J. Anthony Gallegos, Jr.	20%	20%	20%	20%	20%
Philip A. Choyce	20%	20%	20%	20%	20%
Scott A. Keller	20%	20%	20%	20%	20%

When establishing the performance targets for each criterion in 2021, the Compensation Committee reviewed 2020 performance and the 2021 annual budget approved by the Board and the key drivers the Compensation Committee believed would drive superior financial and operating performance in 2021 and thereafter. Based upon this review, the Compensation Committee increased the performance thresholds for Adjusted EBITDA and safety performance metrics, and added an additional metric tied to fleet utilization.

The threshold, target and over-achievement performance objectives and actual performance for each corporate objective measure for 2021 is set forth below:

	2021 Criteria
			Over
Bonus Criteria	Threshold	Target	Achievement	Actual Performance

Safety (TRIR)(1)	100% Industry Average	90% Industry Average	80% Industry Average	Below Threshold
Payout (20% Weighting)	Above = 0%	100%	200%	0%
Adjusted EBITDA ($’000s)(2)	$5.4 million	$6.7 million	$8.0 million	Below Threshold
Payout (20% Weighting)	Below = 0%	100%	200%	0%
Rig Utilization	12.51 Rigs	13.9 Rigs	15.29 Rigs	13.28
Payout (20% Weighting)	Below = 0%	100%	200%	11%
Operational Downtime	1.9%	1.8%	1.7%	1.64%
Payout (20% Weighting)	Above = 0%	100%	200%	40%

(1)	Total Recordable Incidence Rate (“TRIR”). Industry Average is based upon the International Association of Drilling Contractor’s published 2021 Incident Rate for United States Land-Based contract drilling activities.
(2)	Adjusted EBITDA represents EBITDA less stock-based compensation expense.

The following tables summarize MBO objectives and performance achievement with respect to those objectives for each of our NEOs for fiscal 2021:

J. Anthony Gallegos, Jr.
Between Target and Over Achievement: 28% Target Bonus

Objective:	Assessment:
• Develop ESG Reporting and Track Compliance	Overachievement
• Develop Revised Covid-Recovery IR Strategy	Between Target/OA
• Complete/Optimize ICD Impact Performance Reporting	Target
• Obtain 15 rigs contracted: Entry: 9/30/21; Target: 7/31/21; OA: 5/31/21	Between Target/OA
• Obtain Corporate Target TRIR

Philip A. Choyce
Between Target and Over Achievement: 31% Target Bonus

Objective:	Assessment:
• Develop ESG Reporting and Track Compliance	Overachievement
• Exit Northeast Yards	Overachievement
• Exit Oklahoma Yards	Target
• Complete Website Refresh	Target
• Complete/Optimize ICD Impact Performance Reporting	Target
• Complete Jet Enterprise Financial Reporting Upgrade	Target
• Complete Compliance with Critical Spare and Inventory Strategy	Target
• Develop Revised Covid-Recovery IR Strategy	Target

Scott A. Keller
Between Target and Over Achievement: 33% Target Bonus

Objective:	Assessment:
• Obtain 15 rigs contracted: Entry: 9/30/21; Target: 7/31/21; OA: 5/31/21	Between Target and OA
• Establish additional multi-rig client	Overachievement
• Increase hi-line power/dual-fuel market penetration (ESG metric)	Between Target and OA
• Decrease contractual move caps in drilling contracts	Target
• Complete/Optimize ICD Impact Performance Reporting	Target
• Complete Website Refresh	Target

The following summarizes the payout amount earned by Messrs. Gallegos, Choyce, and Keller under our annual incentive program in 2021:

						Total Annual
	Safety					Incentive
	(TRIR)	Adjusted	Rig	Operational		Payment
Name	Metric($)	EBITDA($)	Utilization($)	Downtime($)	MBO($)	Forfeited($)
J. Anthony Gallegos, Jr.	—	—	46,035	167,400	117,180	330,615
Philip A. Choyce	—	—	25,265	91,872	71,201	188,338
Scott A. Keller	—	—	15,848	57,629	47,543	121,020

Long-Term Incentives

The purpose of our long-term incentive program is to focus executive officers on long-term Company goals and performance and align their compensation with long-term stockholder returns. Under the 2021 long-term incentive program, the Compensation Committee granted 100% of the annual long-term awards to our executive officers in the form of at risk, performance-based compensation. Changes to our long-term executive compensation program in 2021 compared to 2020, as well as the terms of the 2021 awards, are summarized above under “Changes to Executive Compensation for 2021”.

The following chart summarizes the target value of the awards granted to each of our NEOs for 2021:

	TSR	Out-of-the-Money
	Performance	Stock Appreciation	Total
Name	Awards (Target)($)	Rights($)	Target Value
J. Anthony Gallegos, Jr.	431,500	1,405,537	1,837,037
Philip A. Choyce	160,450	522,638	683,088
Scott A. Keller	90,300	294,137	384,437

Retention Awards

During 2021, the Committee also reviewed each executive’s share ownership and outstanding awards, the value of which had significantly deteriorated as a result of the COVID-19 pandemic.  Following this review, the Committee concluded that the retention value of the Company’s LTIP program had been significantly reduced, and granted to each NEO the following retention awards, payable in cash assuming the NEO remains employed by the Company on the third anniversary of the date of grant. For example, the Committee estimated that the value of our CEO’s unvested equity as of December 31, 2021 had fallen to below $300,000. The following table summarizes retention award grants for each of our

NEOs, which vest on the third anniversary of the date of grant assuming the NEO remains employed by the Company on the vesting date.

Retention
Name	Awards ($)
J. Anthony Gallegos, Jr.	431,500
Philip A. Choyce	160,450
Scott A. Keller	90,300

Other Executive Compensation Practices, Policies and Guidelines

Stock Ownership Guidelines

We believe it is important that the interests of our executive officers and directors are aligned with the long-term interests of our stockholders. As such, we have adopted stock ownership guidelines applicable to the Company’s executive officers and directors to further align these interests and to further promote the Company’s commitment to sound corporate governance.

These guidelines encourage our directors and executive officers to accumulate a certain amount of the Company’s stock relative to such director’s or executive officer’s base compensation. Specifically, the stock ownership guidelines are calculated based on a multiple of the executive officer’s base salary, or in the case of a director, a multiple of his base annual retainer. Each executive officer and director has five years to attain the targeted level of ownership following his initial appointment as an executive officer or his initial election as a director, as the case may be. For directors, the ownership guideline is three times the director’s base annual retainer. For executive officers, the ownership guidelines are as follows:

Position	Multiple
President and Chief Executive Officer	4X
Senior or Executive Vice President	2X
Vice President	1X

Shares of stock that count toward satisfying the stock ownership guidelines include (i) shares of the Company’s stock beneficially owned, directly or indirectly, by the executive officer or director, and (ii) restricted shares and restricted stock units granted to the executive officer or director under the Company’s long-term incentive plan. All of our executive officers and directors are currently in compliance with these guidelines.

Clawback Policy

It is the Company’s policy that any incentive-based compensation from the Company, or an affiliate, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback, pursuant to the award agreement applicable to such incentive-based compensation, as may be required by law, government regulation or stock exchange listing requirement. Such clawbacks include, without limitation, the clawback requirements contained in Section 304 of the Sarbanes Oxley Act. Our corporate clawback policy adopted by our Board is available on our website at https://icdrilling.investorroom.com/code_of_conduct.

Accounting for Stock-Based Compensation

We have followed FASB ASC Topic 718 in accounting for stock-based compensation awards. FASB ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. FASB ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award. We expect that we will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Perquisites and Retirement Benefits

Perquisites are not a material component of our executive compensation. In general, NEOs are not compensated for and do not receive reimbursements for the private use of country clubs, meals, airline and travel costs other than those costs allowed for all employees, or for tickets to sporting events or entertainment events, unless such tickets are used for business purposes. We did reimburse Mr. Keller for country club dues in 2021. During 2021, except for Mr. Keller’s country club dues, no NEO received any compensation for or reimbursement of any of the foregoing costs or expenses incurred for non-business purposes.

Employment and Change of Control Agreements

We have entered into employment agreements with Messrs. Gallegos, Choyce and Keller. Under the terms of the employment agreements, Messrs. Gallegos, Choyce and Keller are entitled to annual salaries of $480,000, $385,000, and $300,000, respectively, and are eligible to receive target bonuses, payable at the discretion of the Board equal to 100%, 80% and 60%, respectively, of their annual salaries. As previously discussed, such salaries were reduced in 2021 as a result of the COVID-19 pandemic. Each employment agreement is for a term of three years; provided, however, that if neither the Company nor the employee has provided written notice of termination at least one year prior to the scheduled expiration of the then current term of the agreement (the “renewal date”), the employment term automatically extends for one additional year, so as to expire two years from such renewal date.

Messrs. Gallegos and Choyce are each subject to a non-compete agreement restricting him from competing in the United States land contract drilling industry for a period of 24 months following termination of employment. Mr. Keller is subject to a non-compete agreement restricting him from competing in the United States land contract drilling industry for a period of 12 months following termination of employment.

Under their employment agreements, Messrs. Gallegos, Choyce and Keller are each entitled to receive a severance payment in the event their employment is terminated by the Company without “cause” or by the executive for “good reason.” Such severance payments will be payable in a lump sum and will be equal to the following:

●	all accrued and unpaid salary and prior fiscal year bonus earned but not paid as of the date of termination;
●	a pro rata portion of the executive officer’s target bonus for the fiscal year in which termination of employment occurs; and
●	for Messrs. Gallegos and Choyce: two (2) times the sum of (i) the executive officer’s annual base salary in effect at the time of termination of employment (two and one-half (2.5) times in the event such termination is in connection with a change of control) and (ii) the executive officer’s target annual bonus; for Mr. Keller: one (1) times the sum of (i) his annual base salary in effect at the time of termination of employment and (ii) his target annual bonus.

Under the employment agreements, “cause” is deemed to exist if any of the following occurs:

●	willful and continued failure to comply with the reasonable written directives of the Company for a period of 30 days after written notice from the Company;
●	willful and persistent inattention to duties for a period of 30 days after written notice from the Company, or the commission of acts within employment with the Company amounting to gross negligence or willful misconduct;
●	misappropriation of funds or property of the Company or committing any fraud against the Company or against any other person or entity in the course of employment with the Company;

●	misappropriation of any corporate opportunity, or otherwise obtaining personal profit from any transaction which is adverse to the interests of the Company or to the benefits of which the Company is entitled;
●	conviction of a felony involving moral turpitude;
●	willful failure to comply in any material respect with the terms of the employment agreement and such non-compliance continues uncured after 30 days written notice from the Company; or
●	chronic substance abuse, including abuse of alcohol, drugs or other substances or use of illegal narcotics or substances, for which the executive officer fails to undertake treatment immediately after requested by the Company or to complete such treatment and which abuse continues or resumes after such treatment period, or possession of illegal narcotics or substances on Company premises or while performing the executive officer’s duties and responsibilities.

Under the employment agreements, “good reason” is deemed to exist if any of the following occurs:

●	any action or inaction that constitutes a material breach by the Company of the employment agreement and such action or inaction continues uncured after 30 days following written notice from the executive officer;
●	the assignment to the executive officer of any duties inconsistent in any respect with the executive officer’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by the employment agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company within 30 days of receipt of written notice thereof given by the executive officer;
●	any failure by the Company to comply with the payment provisions of the employment agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company as soon as reasonably possible, but no later than 30 days after receipt of written notice thereof given by the executive officer;
●	a change in the geographic location at which the executive officer must perform services to a location more than 50 miles from Houston, Texas or the location at which the executive officer normally performs such services as of the date of the employment agreement; or
●	in the event a change of control has occurred, the assignment of the executive officer to any position (including status, offices, titles and reporting requirements), authority, duties or responsibilities that are not (i) as a senior executive officer with the ultimate parent company of the entity surviving or resulting from such change of control and (ii) substantially identical to the executive officer’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities as contemplated by the employment agreement.

Compensation Risk

The Compensation Committee of the Board reviews and evaluates potential risks related to the design of our compensation programs. In its evaluation of our annual and long-term incentive compensation plans, as well as the incentive compensation arrangements described above, the Compensation Committee determined that such plans are designed with the appropriate balance of risk and reward relative to our overall business strategy. In addition, the stock ownership guidelines for our executive officers encourage them to focus on the creation of long-term value for stockholders rather than short-term results.

Specifically, under our annual incentive compensation program, the amount of each participant’s prospective payment is established as a percentage of annual base salary, and is contingent on performance, including the attainment of targeted levels of performance that include both financial and non-financial measures. Notwithstanding the attainment of any established performance measures, the amount of the annual or incentive payments received by any participant is subject to the ultimate discretion of the Compensation Committee. Further, annual incentive awards are paid only after the Compensation Committee has reviewed our audited financial statements for the applicable performance period.

Long-term equity incentive awards typically consist of restricted stock, restricted stock units and performance restricted stock units. The recipients of such awards can realize an increase in the value of their long-term equity awards only to the extent that our investors benefit from an increase in the market price for our Common Stock or the applicable performance metrics are met. Further, performance awards are paid only after the Compensation Committee has reviewed our audited financial statement and other relevant data for the applicable performance period.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted By:

Compensation Committee

James G. Minmier, Committee Chairman
Daniel McNease
Stacy D. Nieuwoudt

EXECUTIVE COMPENSATION

The following table lists our NEOs for 2021, comprised of our Chief Executive Officer, Chief Financial Officer and our three highest compensated individuals who served as executive officers during 2021:

Name	Principal Position During 2021
J. Anthony Gallegos, Jr.	President and Chief Executive Officer
Philip A. Choyce	Executive Vice President and Chief Financial Officer
Scott A. Keller	Senior Vice President - Business Development

Summary Compensation Table

We are a Small Reporting Company under applicable SEC guidelines. As such, our Summary Compensation Table is required to include two years of compensation information for our principal executive officer and two most highly compensated executive officers other than our chief executive officer, as well as up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer at the end of the year.

The following table summarizes, with respect to our NEOs, information relating to the compensation earned for services rendered in all capacities during the fiscal years ended December 31, 2021 and 2020.

				Non-Equity
				Incentive Plan	Stock	Option	All Other
		Salary	Bonus	Compensation	Awards	Awards	Compensation	Total
Name and Principal Position	Year	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($) (6)	($)
J. Anthony Gallegos, Jr.	2021	418,500	—	350,272	—	1,294,500	7,500	2,070,772
(President and Chief Executive Officer)	2020	430,125	—	—	402,508	—	16,412	849,045
Philip A. Choyce	2021	287,100	—	195,645	—	481,350	7,500	971,595
(Executive Vice President and	2020	295,075	—	—	149,667	—	13,565	458,307
Chief Financial Officer)
Scott A. Keller	2021	240,120	—	119,582	—	270,900	19,909	650,511
(Senior Vice President - Business Development)	2020	208,125	—	—	35,325	—	13,448	256,898

(1)	Amounts reflected in this column include total annual salary paid during the applicable fiscal year.
(2)	Amounts reflected in this column represent bonuses earned during the applicable year.
(3)	Amounts reflected in this column represent performance-based incentive compensation earned under our annual incentive plan during the applicable year, excluding discretionary components not based on performance criteria and thus reported as bonus. Due to the impacts of the COVID-19 pandemic on the Company’s operations and financial liquidity, the Company suspended its annual incentive plan for 2020. Also includes payout under cash-settled performance stock unit awards in 2021 for Messrs. Gallegos, Choyce and Keller of $19.7 thousand, $7.3 thousand and $1.7 thousand, respectively.
(4)	Amount reflected in this column reflects the value of restricted stock, restricted stock unit awards and performance stock unit awards (at target level) granted during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718. Values represent the fair market value of such awards on the date of grant. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC. Excludes performance stock unit awards granted that will be settled entirely in cash.
(5)	Amounts reflected in this column reflects the value of cash-settled out-of-the money stock appreciation rights granted during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718. Values represent the fair market value of such awards on the date of grant. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC.
(6)	All other compensation includes our 401(k) Plan matching contributions and health insurance and life insurance premiums paid by us on behalf of each of our NEOs. For Mr. Keller, amounts also include club dues paid by us on his behalf of $14,629 and $3,675 for the fiscal years ended 2021 and 2020, respectively.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table sets forth information for each of our Named Executive Officers regarding the number of shares subject to both exercisable and unexercisable stock options and the number of shares of restricted stock, restricted stock units and performance-based restricted stock units that had not vested as of December 31, 2021:

									Equity
									incentive
								Equity	plan
								incentive	awards:
								plan	market or
								awards:	payout
						Number		number of	value of
						of	Market	unearned	unearned
		Number of	Number of			shares	value of	shares,	shares,
		Securities	Securities			or units	shares or	units or	units or
		Underlying	Underlying			of stock	units of	other	other
		Unexercised	Unexercised			that	stock that	rights that	rights that
		Option,	Option,	Option	Option	have not	have not	have not	have not
		Exercisable	Unexercisable	Exercise	Expiration	vested	vested	vested	vested
Name	Grant Date	(#) (1)	(#) (2)	Price ($)	Date	(#) (3)	($) (4)	(#) (5)	($)
J. Anthony Gallegos, Jr.	12/26/2018	—	—	—	—	13,171	39,908	—	—
	6/4/2019	—	—	—	—	3,417	10,354	7,960	24,119
	2/10/2020	—	—	—	—	14,752	44,699	7,376	22,349
	2/11/2021	—	1,405,537	5.73	2/11/2028	—	—	—	—
Philip A. Choyce	3/2/2012	7,850	—	254.80	3/2/2022	—	—	—	—
	12/26/2018	—	—	—	—	8,130	24,634	—	—
	6/4/2019	—	—	—	—	1,261	3,821	2,938	8,902
	2/10/2020	—	—	—	—	5,486	16,623	2,743	8,311
	2/11/2021	—	522,638	5.73	2/11/2028	—	—	—	—
Scott A. Keller	6/4/2019	—	—	—	—	414	1,254	964	2,921
	2/10/2020	—	—	—	—	1,295	3,924	647	1,960
	2/11/2021	—	40,717	5.73	2/11/2028	—	—	—	—

(1)	These stock options were issued under our 2012 Omnibus Plan. All stock options were forfeited on March 2, 2022.
(2)	Represent stock appreciation rights that vest in 1/3 increments on each anniversary of the date of grant. SARS are settled in cash in an amount equal to an amount equal to the excess, if any, of the 20-day VWAP for our Common Stock on the date of exercise over the strike price.
(3)	The restricted stock granted on December 26, 2018 vest ratably on each of December 26, 2022 and December 26, 2023. The restricted stock granted on June 4, 2019 vest on February 27, 2022. The restricted stock units granted on February 10, 2020 vest ratably on February 10, 2022 and February 10, 2023.
(4)	The market value is based upon the applicable number of shares shown in the table multiplied by $3.03, the closing market price of our stock on December 31, 2021.
(5)	Performance restricted stock units provide award of shares of common stock based on (i) the Company’s total stockholder return compared to our peer group of companies at the time of grant and (ii) the Company’s return on invested capital compared to absolute metrics determined by the Committee and tied to the Company’s weighted average cost of capital. Based upon the Company’s performance compared to these metrics a number of shares ranging from zero to two times the number of shares may be issued.

CEO Pay Ratio

Mr. Gallegos had total compensation of $2,070,772 as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for 2021 was $68,728, which considers both cash and equity compensation. As a result, we estimate that Mr. Gallegos 2021 annual total compensation was approximately 30.1 times that of our median employee.

2019 Plan

The Board has adopted, and our stockholders have approved, the 2019 Plan. Our 2019 Plan provides for the grant of options to purchase our Common Stock, both incentive options that are intended to satisfy the requirements of Section 422 of the Code and nonqualified options that are not intended to satisfy such requirements, stock appreciation rights, restricted stock, restricted stock units, performance stock, performance units, other stock-based awards and certain cash awards.

As of the Record Date, we had 60,683 shares of our Common Stock available for future awards under the plan. As discussed herein regarding our LTIP Proposal, if such proposal is approved at the Annual Meeting, we would have 1,418,194 shares of our Common Stock available for future awards under the 2019 Plan after giving effect to awards summarized under New Plan Benefits on page 38 of this Proxy Statement.

Indemnification Agreements

We have also entered into indemnification agreements with all of our directors and Mr. Choyce. These indemnification agreements are intended to permit indemnification to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.

The indemnification agreements cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements generally cover claims relating to the fact that the indemnified party is or was an officer, director, employee or agent of us or any of our affiliates or is or was serving at our request in such a position for another entity. The indemnification agreements also obligate us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights; however, double payment to the indemnitee is prohibited.

We are not obligated to indemnify the indemnitee with respect to claims brought by the indemnitee against us, except for:

●	claims regarding the indemnitee’s rights under the indemnification agreement;
●	claims to enforce a right to indemnification under any statute or law; and
●	counterclaims against us in a proceeding brought by us against the indemnitee.

We have also agreed to obtain and maintain director and officer liability insurance for the benefit of each of the above indemnitees. These policies include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of the indemnitees is named as an insured under such policies and provided with the same rights and benefits as are accorded to the most favorably insured of our directors and officers.

DIRECTOR COMPENSATION

In connection with our efforts to reduce costs in response to the adverse effects on our business caused by the COVID-19 pandemic, we reduced cash compensation for our directors in 2020 which continued during 2021.  Following these reductions, each director received $1,200 per Board or committee meeting attended in person or telephonically. The chairman of the Board was provided with an annual retainer of $18,000 payable in quarterly installments and the chairman of each Board committee was provided with the following annual retainers payable in quarterly installments: $13,500 (audit), $9,000 (compensation) and $9,000 (nominating and governance). We reimburse directors for travel and lodging expenses incurred in connection with their attendance at meetings.

As of January 1, 2022, we reinstituted pre-pandemic director compensation.  We currently provide independent members of the Board with an annual retainer in the amount of $35,000 payable in quarterly installments.  Each director receives $1,500 per Board or committee meeting attended in person or telephonically. The chairman of the Board is provided with an annual retainer of $20,000 payable in quarterly installments and the chairman of each Board committee is provided with the following annual retainers payable in quarterly installments: $15,000 (audit), $10,000 (compensation) and $10,000 (nominating and governance).

Independent directors are eligible to receive equity compensation awards under our 2019 Omnibus Plan.

The following table summarizes, with respect to our directors, information relating to the compensation earned for services rendered in all capacities during the fiscal year ended December 31, 2021.

	Fees Earned or		Other
	Paid in Cash	Stock Awards	Compensation	Total
Director	($)	($)(1)	($)	($)
Daniel F. McNease	66,300	107,026	—	173,326
James G. Minmier	57,300	107,026	—	164,326
Stacy D. Nieuwoudt(2)	56,775	207,025	—	263,800
Matthew D. Fitzgerald(3)	57,150	107,026	—	164,176

(1)	Amount reflected in this column reflects the value of restricted stock, restricted stock unit awards and performance stock unit awards (at target level) granted during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718. Values represent the fair market value of such restricted stock on the date of grant. Assumptions used in the calculation of these amounts are included in Note 10 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC.
(2)	Ms. Nieuwoudt joined our Board on January 19, 2021. Amounts reflected in the Stock Awards column for Ms. Nieuwoudt include an initial award of 24,390 restricted stock units granted upon her joining the Board, which vest in 1/3 increments on the first, second and third anniversary of the date of grant.
(3)	Ceased to serve on our Board on March 18, 2022.

OTHER MATTERS FOR THE 2022 ANNUAL MEETING

As of the date of this Proxy Statement, the Board knows of no matters to be acted upon at the Annual Meeting other than the proposals included in the accompanying notice and described in this Proxy Statement. If any other matter requiring a vote of stockholders arises, including a question of adjourning the Annual Meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of the Company. The accompanying proxy card confers discretionary authority to act with respect to any additional matters that may come before the Annual Meeting or any adjournment or postponement thereof.

2021 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including the financial statements and the financial statement schedules, if any, but not including exhibits (the “2021 Annual Report”), accompanies this Proxy Statement. Except for the financial statements included in the 2021 Annual Report that are specifically incorporated by reference herein, the 2021 Annual Report is not incorporated in this Proxy Statement and is not to be deemed part of this proxy soliciting material.

We have filed our Form 10-K for the fiscal year ended December 31, 2021 with the Securities and Exchange Commission. It is available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov and our website at  https://icdrilling.investorroom.com/sec_filings. Upon written request by a stockholder, we will mail, without charge, a copy of our Form 10-K, including the financial statements and financial statement schedules, if any, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. Such requests should be directed by mail to Independence Contract Drilling, Inc., 20475 State Highway 249, Suite 300, Houston, Texas 77070, Attn: Corporate Secretary or by email at investor.relations@icdrilling.com.

STOCKHOLDER LIST

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for at least ten days before the Annual Meeting.

The Notice of Annual Meeting of Stockholders, Proxy Statement for the Annual Meeting and the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 are available at http://www.viewproxy.com/ICDrilling/2022.

ANNEX I

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
INDEPENDENCE CONTRACT DRILLING, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

Independence Contract Drilling, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Independence Contract Drilling, Inc. (the “Corporation”) and that the Corporation was originally incorporated pursuant to the DGCL on November 4, 2011 under the name Independence Contract Drilling, Inc.

SECOND: That the Board of Directors of the Corporation duly adopted resolutions setting forth the proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolutions setting forth the proposed amendment are substantially as follows:

RESOLVED:

The second sentence of the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of this Corporation be amended and restated to read in its entirety as follows:

“The total of number of shares of stock which the Corporation shall have authority to issue is 260,000,000, consisting of 250,000,000 shares of Common Stock, with a par value of $0.01 per share, and 10,000,000 shares of Preferred Stock, with a par value of $0.01 per share.”

THIRD: That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by the directors and stockholders of the Corporation,

IN WITNESS WHEREOF, Independence Contract Drilling, Inc, has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this [·]th day of [·], 2022.

By:

Name: J. Anthony Gallegos, Jr.

Title:Chief Executive Officer

PROXY

INDEPENDENCE CONTRACT DRILLING, INC.

This proxy is solicited by the Board of Directors

The undersigned hereby constitutes and appoints J. Anthony Gallegos, Jr. and Philip A. Choyce and each of them as proxies, each with full power of substitution, and authorizes each of them to represent and to vote all of the shares of common stock that the undersigned is entitled to vote at the 2022 Annual Meeting of Stockholders (the "Annual Meeting") of Independence Contract Drilling, Inc. (the "Company") in such manner as they, or either of them, may determine on any matters that may properly come before the Annual Meeting or any postponements or adjournments thereof and to vote on the matters set forth on the reverse side as directed by the undersigned. The Annual Meeting will be held at the Company's principal executive offices, located at 20475 State Highway 249, First Floor Auditorium, Houston, Texas 77070 on June 8, 2022, at 8:00 a.m. Central Time. The undersigned hereby revokes any proxies previously given. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be marked, dated and signed on other side

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at
http://viewproxy.com/ICDrilling/2022

Please mark your votes like this ☒

The Board of Directors recommends that you vote FOR each of the following Director nominees:

1. Election of Directors

Nominees:	FOR	AGAINST	ABSTAIN
a. Daniel F. McNease	☐	☐	☐
b. J. Anthony Gallegos, Jr.	☐	☐	☐
c. Vincent J. Cebula	☐	☐	☐
d. Christopher M. Gleysteen	☐	☐	☐
e. James G. Minmier	☐	☐	☐
f. Stacy D. Nieuwoudt	☐	☐	☐

The Board of Directors recommends that you vote FOR the following proposal:

	FOR	AGAINST	ABSTAIN
2. Approve, on an advisory basis, compensation of the Company's named executive officers (the "Say-on-Pay Proposal").	☐	☐	☐

VIRTUAL CONTROL NUMBER

The Board of Directors recommends that you vote FOR the following proposal:

The Board of Directors recommends that you vote FOR the following proposal:

The Board of Directors recommends that you vote FOR the following proposal:

The Board of Directors recommends that you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting.

Please indicate if you plan to attend this meeting ☐

Date: ______________________

____
Signature

____
Signature (if held jointly)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

VIRTUAL CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit Virtual Control Number ready when voting by Internet or telephone

INTERNET

Vote Your Shares on the Internet:

Go to www.FCRvote.com/ICD

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Shares by Phone:

Call 1 (866) 402-3905

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Shares by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.